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                                                                    Exhibit 10.3

                          AMENDED AND RESTATED LEASE
                          --------------------------


     THIS AMENDED AND RESTATED LEASE (the "Lease") is made as of the 15th day of December, 1997 between 35 W. Wacker Venture, L.L.C., a Delaware limited liability company ("Landlord"), and LEO BURNETT COMPANY, INC., a Delaware corporation ("Tenant");


                                  WITNESSETH
                                  ----------

     WHEREAS, Landlord's predecessor in interest, Harris Trust and Savings Bank, not individually but solely as Trustee under Trust Agreement dated September 24, 1986 and known as Trust No. 43770 ("Trustee"), and Tenant entered into: (i) a certain Lease dated as of January 22, 1987; (ii) a certain First Amendment to Lease dated as of February 13, 1991, and (iii) a certain Second Amendment to Lease dated as of January 8, 1993 (said Lease, as amended by the First Amendment to Lease and Second Amendment to Lease is called the "Existing Lease"), pursuant to which Trustee leased to Tenant and Tenant leased from Trustee certain Premises (hereinafter defined) currently occupied by Tenant in the Land and Building (each hereinafter defined) commonly known as 35 W. Wacker Drive, Chicago, Illinois;

     WHEREAS, pursuant to a certain Agreement Regarding Acquisition of Limited Liability Company Interest dated as of October 3, 1997 (the "Contribution Agreement"), Tenant has agreed to cause Trustee to convey unto Landlord, all of Trustee's right, title and interest in and to the Land and Building (the "Contribution");

     WHEREAS, the Contribution Agreement provides for the termination of the Existing Lease upon the closing of the Contribution, and the entering into by Landlord and Tenant of this Lease pursuant to which Landlord will lease to Tenant, and Tenant will lease from Landlord, the Premises for a term beginning on the closing date of the Contribution and ending on the date(s) set forth herein;

     NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.   TERMINATION OF LEASE.  The Existing Lease shall terminate as of 11:59
          --------------------
p.m. on December 14, 1997 (the "Existing Lease Termination Date"), which is the day immediately preceding the Commencement Date (hereinafter defined) of this Lease, as if such Existing Lease Termination Date were set forth in the Existing Lease as the expiration date of the term of the Existing Lease; except that Tenant and Landlord shall remain liable for all obligations of such party accruing under the Existing Lease prior to such Existing Lease Termination Date.

     2.   LEASING AGREEMENT. Landlord hereby leases to Tenant, and Tenant hereby
          -----------------
leases from Landlord, the premises described in Paragraph 2.A. of this Lease (the "Premises") in the building commonly known as 35 West Wacker Drive, Chicago, Illinois (the "Building") located on the land, legally described in Exhibit A hereto, on the west one half of the block bounded by State Street, Wacker Drive, Dearborn Street and Lake Street, all in the City of Chicago, Cook County, Illinois (together with all present and future easements and other rights appurtenant thereto, the "Land"), subject to the covenants, terms, provisions and conditions of this Lease. The Building is
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comprised of a fifty (50) story office tower (the "Office Tower") and a three
(3) story retail bustle (the "Retail Space"). Tenant accepts the Premises in its "as is" condition as of the date hereof. During the Term of this Lease, Tenant shall have the right to use the one Building docking office (and adjoining storage area) on lower Wacker Drive used by Tenant as of the date hereof for the continued use of Tenant's loading dock personnel in the same manner as used by Tenant as of the date hereof for shipping and receiving of materials. No agreement of Landlord to alter, remodel, decorate, clean or improve the Premises or Building (or to provide Tenant with any credit or allowance for the same), and no representation regarding the condition of the Premises or Building, have been made by or on behalf of Landlord or relied upon by Tenant, except as may be expressly stated herein.

          Except as otherwise provided herein, Landlord specifically excepts and reserves to itself the use of any roof decks, the exterior portions of the Premises, and such areas within the Premises required for installation of utility lines and other installations required to service other occupants of the Building and to maintain and repair same, and no rights are conferred upon Tenant, and Landlord specifically excepts and reserves to itself, unless otherwise specifically provided, all rights to the land and improvements below the lowest floor level of the Premises, to the improvements and air rights above the Premises and to the land and improvements located outside the demising walls of the Premises.

          A. The "Premises" means and includes the Office Tower Premises and the Retail Space Premises (both, as hereinafter defined). The "Office Tower Premises" means and includes: (i) floors two through twenty-nine, inclusive, in the Office Tower which the parties hereto acknowledge and agree contain 608,656 RSF; (ii) Suite 3401 in the Office Tower which the parties hereto acknowledge and agree contains 25,000 RSF; and (iii) Suite 3740 in the Office Tower, which the parties hereto acknowledge and agree contains 1,278 RSF. The "Retail Space Premises" means and includes Suite R-9 in the Retail Space, which the parties hereto acknowledge and agree contains 8,889 RSF.

          B. "RSF" shall mean, as the context requires, one square foot or a number of square feet of Rentable Area in any given space.

          C. "Rentable Area" shall be computed by measuring to the inside finished surface of the dominant portion (50% or more of the vertical floor-to-ceiling dimension) of the permanent outer building wall (including windows or glass panels; if the windows are thermal pane windows, the inside finished surface shall be deemed to be the center line of the air space between such thermal panes) without deduction for any columns or projections necessary to the Building and shall include all areas within such inside finished surface other than public stairs (stairs shall be deemed public if they constitute part of the Building's public stair system even if used by Tenant for access between floors of the Premises to the extent permitted by law and barred to other tenants except in cases of emergency), interior balconies, if any, elevator shafts, flues, stacks, pipe shafts and other major vertical penetrations of the floor.

Rentable Area shall include:

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          (1)  With respect to each single tenancy floor, toilets, air conditioning rooms, fan rooms, janitor closets, lobbies, elevator lobbies, electrical closets and telephone and other telecommunication closets within and serving only such floor (or only floors occupied by the same tenant); and

          (2) With respect to each multiple tenancy floor, for each particular premises on that floor, its share of the areas described in the preceding clause (1), together with the particular premises' share of all public corridors and other public areas on such floor, as they may be adjusted from time to time. The tenant spaces on a multiple tenancy floor shall share 100% of the Rentable Area of that full floor. The share of each tenant's space shall be based upon the usable area contained in that tenant's space (which shall be measured to the center of partitions that separate such space from other tenant spaces or public areas) compared to the total usable area on that full floor.

          (3) With respect to each single or multiple tenancy floor, such floor's proportionate share (based on such floor's Rentable Area without such added factor compared to the Building's Rentable Area without such added factor) of the public lobby area in the Building; provided, however, that, as of the Commencement Date, the ratio of Tenant's Rentable Area with such added factor to Tenant's usable area (such usable area to be measured on the basis of standards established by BOMA) shall not exceed 1.12 to 1.00.

          The parties hereto acknowledge and agree that, as of the date hereof:
(i) the Rentable Area of the Building contains 1,117,978 RSF with the Office Tower containing 1,075,876 RSF and the Retail Space containing 42,102 RSF; and
(ii) the aggregate Rentable Area of the Premises contains 643,823 RSF. Landlord shall not increase Tenant's Proportionate Share Taxes - Office Tower, Tenant's Proportionate Share Taxes - Retail Space, Tenant's Proportionate Share Operating Expenses - Office Tower or Tenant's Proportionate Share Operating Expenses - Retail Space (all, as hereinafter defined) except for additions to the RSF of the Premises due to expansions of the Premises by Tenant pursuant to Paragraphs 30 and 32 hereof. If the Rentable Area of either the Premises or the Building (or any above described portion thereof) changes in any Calendar Year during the Term of this Lease, or any renewal thereof, such Rentable Area shall be recomputed as aforesaid by Architect (as hereinafter defined) and all applicable adjustments hereunder shall be made as of the date of each such change. In the event of any dispute over Rentable Areas, Tenant shall make payments based on the Rentable Areas determined by Landlord until resolution of such dispute at which time any necessary adjustments shall be made and any amounts due to Landlord or Tenant as a result shall be paid within thirty (30) days after demand together with interest on such adjusted amount at 2% over the Prime Rate.

     3.   TERM. The term of this Lease (the "Term") shall begin on December 15,
          ----
1997 (the "Commencement Date"). Unless sooner terminated as provided herein, the Term shall end with the last day of the one hundred eightieth (180th) full calendar month subsequent to the Commencement Date (for example, December 31, 2012, if the Commencement Date were to be December 18, 1997), as such date may be extended by the exercise of any one or more of the options conferred upon

                                      -3-
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Tenant under this Lease (the "Termination Date"). Notwithstanding the foregoing, the Termination Date for Suite 3401 of the Premises shall be December 31, 2004.

     4.   BASE RENT.  Tenant shall pay to Landlord or Landlord's agent at the
          ---------
office of Landlord's agent at 35 W. Wacker Drive, Suite 3860, Chicago, Illinois 60606, or at such other place as Landlord may from time to time designate in writing, in coin or currency which, at the time of payment, is legal tender for private or public debts in the United States of America, "Base Rent" at annual rate which is equal to the number of RSF within the Premises (excluding, however, the 1,278 RSF of Suite 3740, for which Base Rent shall at no time accrue or be payable during the Term of this Lease or any Extension Term) times $14.55, net of Operating Expenses and Taxes. Such annual rate shall be paid in monthly installments of one-twelfth of the then-current annual rate in advance on or before the first day of each and every month during the Term, without any set-off, abatement, counterclaim or deduction whatsoever, except as otherwise provided herein. If the Term commences other than on the first day of a month, the Base Rent for such month shall be prorated. The prorated Base Rent for the portion of the month in which the Term commences shall be paid on the first day of the Term. The Base Rent for the Initial Space and any other space added to the Premises pursuant to Paragraph 30 hereof, shall be increased on each anniversary of the Commencement Date by multiplying the then applicable Base Rent by the decimal equivalent of 2.5% (i.e. .025). A schedule of Base Rent for the Premises for the initial Term of this Lease is attached hereto as Exhibit B.

     5.   ADDITIONAL RENT.  In addition to paying the Base Rent specified in
          ---------------
Paragraph 4 hereof, Tenant shall pay as "Additional Rent" for the Term an amount equal to "Tenant's Expense Participation Amount" determined from time to time during the Term pursuant to this Paragraph 5. The Base Rent and the Additional Rent are sometimes herein collectively referred to as the "Rent." Tenant's obligation to pay rent is an independent covenant and is a separate obligation, except as otherwise set forth herein. Except as otherwise provided in this Paragraph 5, all amounts due under this Paragraph 5 as Additional Rent shall be payable for the same periods and to the same party and at the same place as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Term, the obligations of Tenant to pay the Additional Rent provided for in this Paragraph 5 with respect to periods during the Term shall survive the expiration of the Term. For any partial Calendar Year, Tenant shall be obligated to pay only a pro rata share of the Additional Rent, based on the number of the days of the Term falling within such Calendar Year.

          A.   Definitions.  As used in this Paragraph 5, the terms:
               -----------

          (1) "Calendar Year" shall mean each calendar year in which any part of the Term falls.

          (2) "Tenant's Proportionate Share" at any time during the Term shall mean the percentage calculated by dividing the number of RSF contained in the Premises by the number of RSF contained in the Building.

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          (3)  "Tenant's Proportionate Share Taxes - Office Tower" at any time during the Term shall mean the percentage calculated by dividing the number of RSF contained in the Office Tower Premises by the number of RSF contained in the Office Tower.

          (4) "Tenant's Proportionate Share Taxes - Retail Space" at any time during the Term shall mean the percentage calculated by dividing the number of RSF contained in the Retail Space Premises by the number of RSF contained in the Retail Space.

          (5) "Tenant's Proportionate Share Operating Expenses - Office Tower" at any time during the Term shall mean the percentage calculated by dividing the number of RSF contained in the Office Tower Premises by 1,065,926 RSF.

          (6) "Tenant's Proportionate Share Operating Expenses - Retail Space" at any time during the Term shall mean the percentage calculated by dividing the number of RSF contained in the Retail Space Premises by 26,344 RSF.

          (7) "Taxes" shall mean in any Calendar Year all real estate taxes and assessments, special or otherwise, sewer rents, rates, charges, water taxes or transit taxes, upon or with respect to the Land and/or Building and ad valorem taxes for any personal property used in connection therewith, which are paid or payable during such Calendar Year (but shall not include any such taxes or assessments which are a lien but are not payable during such Calendar Year). Should the State of Illinois, or any political subdivision thereof, or any other governmental authority having jurisdiction over the Land and/or the Building, (a) impose or increase a tax, assessment, charge or fee which Landlord shall be required to pay, by way of substitution in whole or in part for such real estate taxes and ad valorem personal property taxes or an increase therein, or (b) impose or increase an income or franchise tax or a tax on rents in substitution in whole or in part for a tax levied against the Land and/or the Building and/or the personal property used in connection with the Land or Building, or an increase therein, all such taxes, assessments, fees or charges (hereinafter defined as "in lieu of taxes") shall, to the extent they do constitute such a substitution, be deemed to constitute Taxes hereunder if paid or payable during a Calendar Year. Taxes shall also include, in the year paid, all fees and costs reasonably incurred by Landlord in seeking to obtain a reduction of, or a limit on the increase in, any Taxes (and Landlord shall seek to obtain such a reduction of or a limit on the increase in Taxes each and every year), but only to the extent of any reduction or limitation so obtained. Except as hereinafter provided with regard to "in lieu of taxes," Taxes shall not include any inheritance, estate, succession, transfer, gift, franchise, net income or capital stock tax, or any penalties for the late payment by Landlord of any Taxes.

          "In lieu of taxes" shall also mean leasehold taxes imposed upon the Landlord in connection with the leasing and operation of the Building or the Land, except to the extent such taxes constitute income or other taxes imposed upon or measured by the general net income or profits of the Landlord.

                                      -5-
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          In the event that Landlord is required by federal, state or local statute or ordinance to collect taxes imposed upon Tenant in connection with this Lease, Tenant shall cooperate with Landlord in the collection and payment of same, shall execute and deliver such forms and other documents as shall be reasonably required to enable Landlord to collect and pay such taxes and shall remit to Landlord all required payments, including interest and penalties prior to the date said taxes are due and payable. In the event that such taxes may be paid directly by Tenant, Tenant shall cooperate with Landlord in making any requests or applications to enable Tenant, rather than Landlord, to pay such tax, and Tenant shall pay such tax directly to the appropriate governmental authorities after the required approvals are obtained.

          (8) "Operating Expenses" shall mean all expenses, costs and disbursements (other than Taxes) of every kind and nature paid or accrued (with any appropriate accounting adjustments if the manner of accounting for any item is changed during the Term) by Landlord in any Calendar Year in connection with the management, operation, leasing and repair of the Land and Building and personal property used solely in connection therewith (specifically including the provision of any of the future services described in Paragraph 7A(9)), except the following:

               (a) Costs of alterations of any tenant's premises, including, but not limited to, preparing tenantable space for a tenant's initial occupancy or lease renewal or extension;

               (b) Principal or interest payments on loans secured by mortgages or trust deeds on the Building and/or the Land (including any refinancings of the Building and/or the Land), or lease rentals paid or payable on any ground or underlying lease;

               (c) Costs of capital improvements, except that Operating Expenses shall include: (i) the cost of any capital improvements completed after the Commencement Date which are not a part of the initial construction of the Building and which are reasonably estimated by Landlord to reduce Operating Expenses, provided (v) such cost must be evenly amortized by Landlord over the useful life of the capital improvement, with interest on the unamortized amount at the prime or base rate of interest announced from time to time by The First National Bank of Chicago, or another major national bank selected by Landlord if The First National Bank of Chicago shall not at any time be in existence or be announcing a prime or base rate ("Prime Rate"), (w) such amortized costs (including interest as aforesaid) shall only be included in Operating Expenses under this Lease for that portion of the useful life of the capital improvement which falls within the Term, (x) that portion of the annual amortized costs (including interest as aforesaid) to be included in Operating Expenses shall be the lesser of such annual costs or the projected annual reduction in Operating Expenses for that portion of the useful life of the capital improvement which falls within the Term, as reasonably estimated by Landlord and certified by a qualified engineer in detail by expense category prior to making such capital improvement, (y) all elements of such projection shall be completed in accordance with generally accepted accounting principles and practices in effect at the time the capital improvement is proposed to be made; and (z) a copy of such projection of the underlying calculations shall be furnished to Tenant prior to Landlord's including the cost of any such capital improvement in Operating Expenses; and (ii) provided that conditions (i)(v) and
          (i)(w) above are satisfied, the cost of any capital improvement made by Landlord to keep the Land or Building in compliance with all governmental rules and regulations enacted after the Commencement Date;

               (d) All expenses for which Landlord has received any reimbursement to the extent of such reimbursement, other than indirect reimbursement by the payment by any tenant of base rent or its share of Operating Expenses;

               (e) Attorneys' fees, costs and disbursements and other expenses incurred in connection with tenant leases, including, without limitation, negotiations with prospective tenants or disputes with any tenant but excluding any expenses incurred in the performance of any of Landlord's obligations under such tenant leases which are reimbursed by tenants' payment of Operating Expenses;

               (f) Expenses for repairs or other work occasioned by a casualty, except that Operating Expenses shall include the deductible amount permitted in Paragraph 11.C.;

               (g)  Depreciation;

               (h) Real estate brokers' commissions or compensation and other expenses (including, without limitation, architectural, space planning or engineering services) incurred in leasing or procuring tenants;

               (i) The cost of any electric current furnished for lighting and equipment (other than for the operation of fan rooms, telephone closets and other elements of the Building's shared systems) located in the Premises or in premises occupied by any other tenant in the Building;

               (j) The cost of correcting defects in the construction of the Building or in the Building equipment provided that this shall not exclude the cost of normal repair, maintenance and replacement expected with the construction materials and equipment installed in the Building in light of their specifications;

               (k) The cost of any repair made by Landlord pursuant to or as a result of condemnation;

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

               (l) The cost of installing, operating and maintaining any specialty facility, such as an observatory, broadcasting facilities, luncheon club, athletic or recreational club, cafeteria or dining facility;

               (m) The cost of any repairs, alterations, additions, charges, replacements and other items not specifically referred to in this Paragraph 5 and which, under generally accepted accounting principles, are properly classified as capital expenditures;

               (n) Any management or other fees and expenses paid to an agent which is related to Landlord or its beneficiary to the extent such fees are in excess of the customary amounts which would be paid in the absence of such relationship;

               (o) Executive salaries or fringe benefits of personnel above the grade of Building Manager;

               (p) Expenses incurred in connection with services or other benefits of a type which are not available generally to all office tenants of the Building;

               (q) Any penalty charges incurred by Landlord due to the violation of any law, order or regulation of any authority;

               (r) Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

               (s)  Advertising and promotional expenditures;

               (t) Costs for sculptures, paintings and other objects of art located within the Building, except only for the costs of maintaining such objects in the public areas of the Building;

               (u) Expenses incurred by Landlord, if any, in connection with the operation, cleaning, repair, safety, management, security, maintenance or other services of any kind provided to the portions of the Building which are leased for retail purposes, if retail tenants do not participate in paying such costs and expenses as a separate component of their rent. If the foregoing is the case, then the calculation of RSF in the Building shall exclude the retail space. If they do participate in paying for such costs and expenses, then only that portion of such costs and expenses that reflects a higher cost and expense due to greater usage by retail tenants shall be excluded from Operating Expenses;

               (v) Expenses incurred by Landlord, if any, in connection with the operation of the parking garage in the Building;

               (w) Any management fee in excess of 1.5% of the annual Gross Revenue (as hereinafter defined) of the Building;

               (x)  Costs of relocating tenants of the Building;

               (y)  Taxes;

               (z) Interest or penalties for late payment for fuel, gas steam, electricity, water, sewer or other utilities; and

               (aa) Costs incurred in connection with a transfer or disposal of all or any part of the Building or Land or any interest therein or in Landlord or any entity comprising Landlord.

               (bb) Expenses incurred by Landlord in connection with night cleaning of the Retail Space, provided, however, that Tenant shall pay Landlord directly (as opposed to as an Operating Expense pass-thru) for Landlord's actual costs incurred in connection with the night cleaning of the Retail Space Premises.

          (9) "Tenant's Expense Participation Amount" with respect to each Calendar Year, shall equal the sum of: (i) Tenant's Proportionate Share Taxes - Office Tower of the Taxes for the Office Tower for such Calendar Year, (ii) Tenant's Proportionate Share Taxes -Retail Space of the Taxes for the Retail Space for such Calendar Year, (iii) Tenant's Proportionate Share Operating Expenses - Office Tower of Operating Expenses for the Office Tower for such Calendar Year, and (iv) Tenant's Proportionate Share Operating Expenses - Retail Space of Operating Expenses for the Retail Space for such Calendar Year, as such Proportionate Shares may be adjusted from time to time during such Calendar Year. Notwithstanding the foregoing, prior to calculating Tenant's Proportionate Share Operating Expenses - Office Tower for each Calendar Year, the total amount of Operating Expenses for the Office Tower for each Calendar Year shall be reduced by $50,000.00.

          (10) "Gross Revenue" as used herein shall mean the aggregate of all rents, income and receipts of every kind and description actually received by or for the account of Landlord in connection with or arising from the use, occupancy or operation of the Building, including, without limitation,
     (a) base or fixed rent, percentage and other amounts payable as rent, other charges, fees and payments received from tenants including, without limitation, operating expenses and real estate taxes payable by any tenant pursuant to any leases; and (b) proceeds of business interruption and rent loss insurance to the extent received by Landlord in lieu of the receipts described in (i) above; provided, however, that Gross Revenues shall not include: (i) any security deposits received until applied to rent; (ii) any income amount received which is considered an extraordinary financial item, or an amount not received in the ordinary course of business under any lease; (iii) any loan repayments by tenants for above standard tenant improvements (other than loan repayments, including principal and interest, made by Winston & Strawn pursuant to its lease for space in the

                                      -9-
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     Building); (iv) any net income collected in connection with the provision of any extra services by Landlord to a tenant; and (v) interest or other investment income.

          (11) If the Building is not 95% or more occupied during all or any portion of a Calendar Year then Landlord may elect to make an appropriate adjustment of the Operating Expenses that vary according to the occupancy level of the Building for such Calendar Year to determine the amount of such Operating Expenses that would have been paid or incurred had the Building been 95% occupied and the amount so determined shall be deemed to have been the amount of such Operating Expenses for such Calendar Year.

          B.   Payment of Additional Rent.  Landlord shall furnish Tenant, at
               --------------------------
least thirty (30) days prior to the commencement of each Calendar Year and from time to time (but not more than twice) during each such Calendar Year, written statements setting forth Landlord's then-current reasonable estimate of Tenant's Expense Participation Amount for such Calendar Year. Tenant shall pay to Landlord as Additional Rent on the first day of each month during each Calendar Year, together with the payment of Base Rent, if any, an amount equal to one-twelfth (1/12th) of Landlord's then-current reasonable estimate of Tenant's Proportionate Share Operating Expenses -Office Tower of Operating Expenses for the Office Tower for such Calendar Year and one-twelfth (1/12th) of Landlord's then-current reasonable estimate of Tenant's Proportionate Share Operating Expenses - Retail Space of Operating Expenses for the Retail Space for such Calendar Year, plus any amounts that would have been paid for months prior to the current month if Landlord's current estimate had been in effect during those months. Tenant shall pay to Landlord not later than fifteen (15) days prior to the date on which Taxes are required to be paid by Landlord, Tenant's Proportionate Share Taxes - Office Tower of Taxes payable for the Office Tower and Tenant's Proportionate Share Taxes - Retail Space of Taxes payable for the Retail Space for each Calendar Year. Landlord shall provide Tenant with a copy of the most recent Tax bills for the Office Tower and Retail Space and a statement indicating Tenant's Proportionate Share Taxes - Office Tower of Taxes for the Office Tower and Tenant's Proportionate Share Taxes - Retail Space of Taxes for the Retail Space at least forty (40) days prior to the date such Taxes are due. In addition to the foregoing, for the first twelve (12) months of the Term, on the first day of each such month, Tenant shall pay to Landlord an amount equal to the sum of (i) one-twenty fourth (1/24th) of Tenant's Proportionate Share Taxes - Office Tower of Taxes for the Office Tower which were paid for Calendar Year 1996 and (ii) one-twenty fourth (1/24th) of Tenant's Proportionate Share Taxes -Retail Space of Taxes for the Retail Space which were paid for Calendar Year 1996 (said sum, the "Tax Escrow"). Landlord shall place the Tax Escrow in a separate account, invest such payments in reasonable and liquid securities at the direction of Tenant and at Tenant's expense. Following the final payment of Taxes payable for the Calendar Year 1997 and each subsequent Calendar Year, Landlord shall notify Tenant of any increases in Taxes from the prior Calendar Year and shall apply for Tenant's benefit any interest earned on the amount held in the Tax Escrow during the prior Calendar Year, and shall remit any excess interest to Tenant, or request Tenant to fund any shortfall into the Tax Escrow, so that at all times the Tax Escrow shall contain at lease one half of the amount of Tenant's Proportionate Share Taxes - Office Tower of Taxes for the Office Tower and Tenant's Proportionate Share Taxes - Retail Space of Taxes for the Retail Space paid for the then most recent Calendar Year. Tenant shall deposit into the Tax Escrow any such shortfall amount within thirty

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(30) days of Landlord's request. If Tenant fails to pay to Landlord Tenant's
Proportionate Share Taxes - Office Tower of Taxes for the Office Tower and Tenant's Proportionate Share Taxes - Retail Space of Taxes for the Retail Space for the Calendar Year when due as provided herein, Landlord may apply the Tax Escrow to the amount of Taxes owed by Tenant. If any portion of the Tax Escrow is applied to the payment of Taxes, Tenant shall, within thirty (30) days after the written request of Landlord, pay to Landlord an amount sufficient to replenish the Tax Escrow to its original level. On the Termination Date, Tenant shall pay into the Tax Escrow an amount necessary to increase the Tax Escrow to the amount of Tenant's Proportionate Share Taxes - Office Tower of Taxes for the Office Tower and Tenant's Proportionate Share Taxes - Retail Space of Taxes for the Retail Space for Taxes which have accrued in the Calendar Year in which the Termination Date occurs through the Termination Date. Landlord shall use the Tax Escrow for the payment of Tenant's share of Taxes for the final Calendar Year of the Term and shall pay any excess remaining in the Tax Escrow (and any interest earned thereon) to Tenant within thirty (30) days. If Tenant's share of Taxes for the final Calendar Year of the Term exceeds the amount held in the Tax Escrow, Tenant shall, within thirty (30) days after the written request of Landlord, pay such excess to Landlord. Notwithstanding anything to the contrary contained herein, Tenant shall pay Tenant's Proportionate Share Taxes - Office Tower of 1997 Taxes for the Office Tower and Tenant's Proportionate Share
Taxes -Retail Space of 1997 Taxes for the Retail Space for the entire Calendar Year 1997, regardless of when the Commencement Date of this Lease actually occurs. Tenant also agrees that it shall remain responsible for Tenant's Proportionate Share Taxes - Office Tower and Tenant's Proportionate Share
Taxes -Retail Space for any Contraction Space with respect to which Tenant has exercised its option under Section 31 for the Calendar Year in which such Contraction Space is vacated by Tenant through the applicable Contraction Date, although payable in the subsequent Calendar Year.

          Landlord agrees to keep true and accurate records of all Operating Expenses. Prior to May 1 of each Calendar Year, Landlord shall submit to Tenant a detailed statement certified by a certified public accountant (the "Operating Statement") setting forth (A) the actual amount of Operating Expenses and Taxes for the previous Calendar Year, (B) the amount of Tenant's Expense Participation Amount on account of such previous Calendar Year and (C) the payments made by Tenant on account thereof. If the installments made on account of such previous Calendar Year exceed Tenant's Expense Participation Amount due on account of such Calendar Year, as shown on the Operating Statement, such excess shall be credited by Landlord against the next succeeding installment(s) of Tenant's Expense Participation Amount; provided if Tenant is not in default under this Lease, Landlord shall at Tenant's request refund such excess to Tenant within thirty (30) days of such request. If, however, said installment(s) are less than Tenant's Expense Participant Amount due on account of such Calendar Year, as shown on the Operating Statement, then Tenant agrees to pay to Landlord the amount necessary to make up any deficiency within thirty (30) days after the delivery of the Operating Statement to Tenant.

          C.   Miscellaneous re Additional Rent.  If the date the Term commences
               --------------------------------
is not the first day of a Calendar Year, or if the date of expiration or termination of this Lease is not the last day of a Calendar Year, the Tenant's Expense Participation Amount shall be prorated based upon the number of days of the applicable partial Calendar Year within the Term.

          Every Operating Statement given by Landlord pursuant to Paragraph 5.B. shall be conclusive and binding upon Tenant unless (i) Tenant shall notify Landlord that it disputes the correctness of the then current Operating Statement or Operating Statements from the previous two (2) years, specifying the particular respects in which the Operating Statement is claimed to be incorrect, and (ii) if such dispute shall not have been settled by agreement, it shall be settled by submission of such dispute to a national public accounting firm acceptable to Landlord and Tenant, at the expense of Tenant, except as hereinafter provided, for a final and binding determination. Pending the determination of such dispute, Tenant shall within thirty (30) days after receipt of such Operating Statement, pay any deficiency in Tenant's Expense Participation Amount payment if due in accordance with the Operating Statement, and such payment shall be without prejudice to Tenant's position. If the dispute shall be determined in Tenant's favor, Landlord shall, on demand, pay Tenant the amount of Tenant's overpayment of Tenant's Expense Participation Amount, if any, resulting from compliance with the Operating Statement. If the discrepancy was greater than two percent (2%) of the correct Operating Statement, Landlord shall pay to Tenant interest on such overpayment at the rate of two percent (2%) per annum over the Prime Rate. Landlord agrees to grant Tenant reasonable access to Landlord's books and records, during normal business hours, at Landlord's office, for the purpose of verifying Operating Expenses incurred by Landlord, and to make copies of any and all bills and vouchers relating thereto, subject to reimbursement by Tenant for the cost of such copies.

          In the event that a review of Landlord's books and records pursuant to this Paragraph 5 reveals that Landlord has overstated its Operating Expenses for the applicable Calendar Year by 3% or more of the actual Operating Expenses incurred for such Calendar Year, Landlord shall also reimburse Tenant for the reasonable expenses incurred by Tenant in conducting such review of Landlord's books and records and for the amounts paid to the public accounting firm. In the event that there is an error of less than 3% in Landlord's statement of the Operating Expenses, then Tenant shall pay the cost of the public accounting firm.

          Tenant shall pay, in addition to Tenant's Expense Participation Amount, all actual and reasonable expenses, costs and disbursements incurred by Landlord and not included in Operating Expenses and which solely are attributable to the operation and maintenance of equipment installed in the Premises at Tenant's request for the exclusive use of Tenant, and which is not generally available to other tenants of the Building.

     6.   USE OF THE PREMISES.  The Premises may be used and occupied for any
          -------------------
lawful purpose consistent with the operation of a first-class office building in Chicago, Illinois, provided that any such use and occupancy complies with all applicable building and zoning laws, codes and ordinances and such use is not dangerous to person or property, does not invalidate or increase Landlord's insurance premiums, does not create a nuisance or unreasonably disturb any other tenant of the Building and does not injure the reputation of the Building. Tenant may, if Tenant so elects, install and operate vending machines for the exclusive use of Tenant's employees and invitees to dispense hot and cold beverages, ice cream, candy, food and cigarettes, provided that such machines shall be maintained in a neat and sanitary condition and shall comply with all applicable laws and ordinances. In addition, Tenant may, if Tenant so elects, install, equip and operate one or more cafeterias or dining rooms in the Premises and serve alcoholic beverages therein for the exclusive use of Tenant's employees and invitees, subject to compliance with all applicable codes and ordinances and provided (a) Tenant has delivered to Landlord certificates evidencing satisfactory insurance against any liability of Landlord arising from such serving of alcoholic beverages in the Premises; and (b) Tenant has made all appropriate utility modifications at its expense and subject to Landlord's reasonable approval and implemented appropriate pest control measures.

          Subject to Landlord's reasonable approval, Tenant shall have the right from time to time to the use of the Building lobby for Tenant sponsored presentations (a "Presentation") for up to a total of ten (10) days during each Calendar Year. Tenant shall provide Landlord with at least fourteen (14) days prior notice of a Presentation (the "Presentation Notice"). Landlord shall be deemed to have approved a Presentation if Landlord does not object in writing to Tenant within seven (7) days after receipt of a Presentation Notice.

     7.   SERVICES.
          --------

          A.   List of Services.  Landlord shall provide the following services
               ----------------
at all times during the Term, subject to the following:

          (1) Heating, ventilating and air-conditioning on all business days in accordance with the performance condition standards set forth in Exhibit C hereto. The term "business day" means Monday through Friday during the period from 8 a.m. to 6 p.m. and on Saturday during the period from 8 a.m. to 1 p.m., legal holidays excluded. The term "legal holiday" means New Year's Day, Memorial Day, the 4th of July, Labor Day, Thanksgiving Day and Christmas Day. If Tenant shall require heating, ventilating or air conditioning service at any other time ("after-hours"), Landlord shall furnish such after-hours service upon advance notice from Tenant given prior to 5:00 p.m. on any business day (noon on Saturdays) and on the previous business day with respect to after-hours service on Sunday or any legal holiday. Tenant shall pay for such after-hours service at Landlord's reasonable actual cost (including overhead but not profit) of furnishing same. In the event the after-hours service is requested and shared by other tenants on the same floor, Tenant's share of such costs shall be appropriately reduced.

          Use of the Premises, or any part thereof, in a manner exceeding the performance conditions (including occupancy and connected electrical load) specified in Exhibit C or rearrangement of partitioning which interferes with normal operation of the heating, ventilation and air-conditioning in the Premises, may require change in the heating, ventilation and air-conditioning system servicing the Premises. Such changes, so occasioned, shall be made if feasible by Landlord at Tenant's expense upon Landlord's or Tenant's request therefor.

          (2) Subject to the Building performance standards specified in Exhibit C, sufficient electrical capacity to operate typewriters, calculating machines, photocopying machines, data processing equipment, personal computers, laptop computers, and other equipment and accessories customarily used by means of standard floor, ceiling or wall outlets within the Premises. If any electrical equipment requires air-conditioning in excess of Building standard, the same shall be installed at Tenant's expense and Tenant shall pay all operating costs relating thereto.

          If Tenant's requirements for electricity are in excess of those set forth in this clause (2) the Landlord reserves the right to require Tenant to pay the cost of installation, operation and maintenance of the conduit, wiring and other equipment necessary to supply electricity for such excess use requirements at the Tenant's expense by arrangement with Commonwealth Edison Company or another approved local utility.

          Tenant shall bear the responsibility of replacement of all lamps and tubes for lighting fixtures, which Tenant may purchase from its own suppliers and install by its own maintenance persons. The brand and type of such lamps and tubes shall be reasonably approved by Landlord, such approval to be based solely upon Landlord's desire to maintain a substantially uniform color and intensity of the interior lighting in the Building.

          (3) Adequate hot and cold City water from the regular Building outlets for drinking, lavatory and toilet purposes. The water pressure must be a minimum of 35 to 40 pounds per square inch and the hot water temperature must be 100. Tenant shall pay the cost of installation, maintenance and replacement of any additional water requirements and equipment for any kitchen purposes in connection with the permitted dining rooms or cafeterias.

          (4) Janitorial services as specified in Exhibit D attached hereto and identified as "Janitorial Services." Landlord will supply all necessary janitorial products in its performance of Janitorial Services. Subject to Landlord's reasonable approval and for so long as it does not cause any problems or disputes with any unions representing other workers in the Building, Tenant may contract with its own janitor to provide supplementary janitorial services to the Premises. Landlord shall have no liability whatsoever for any losses or damages resulting from the acts or omissions of Tenant's own janitor and Tenant hereby indemnifies and holds Landlord harmless from any such losses or damages. In contracting with such janitor, Tenant will not knowingly take any action which will directly result in picketing of the Building or the concerted withholding of services by any employees of Landlord or Landlord's beneficiary and should any such action occur Tenant will take any reasonable steps available to bring such action to an end.

          (5) Window washing for the inside and outside of windows in the Building's perimeter walls as may be situated in the Premises at intervals to be determined by Landlord, but not less than four times per year.

          (6) Adequate automatic passenger elevator service available 24 hours a day, seven days a week.

          (7) Freight elevator services subject to reasonable scheduling by Landlord and appropriate charges for night and weekend use.

          (8) Building Directory for Tenant with one line for Tenant for every 400 RSF in the Premises from time to time but not to exceed 1,500 lines. Landlord's design and placement of all Building Directories shall be subject to Tenant's reasonable approval.

          (9) Landlord agrees to furnish such other services as are customarily furnished by landlords of other first-class office buildings in the City of Chicago, to the extent such service can be provided without additional capital improvements and provided the cost of such services can be included in the Operating Expenses. Notwithstanding the foregoing, Landlord shall not decrease the level of quality of services provided to Tenant as of the date hereof.

          B.   Billing for Electricity.  Tenant shall pay for the use of all
               ------------------------
electrical service to the Premises. Provided that Landlord can make satisfactory arrangements with the utility company supplying electricity to the Premises for separate metering and billing, Tenant shall be billed directly by such utility company. In the event that for any reason the Premises are metered, but Tenant cannot be billed directly, Landlord shall forward each bill received by it with respect to the Premises to Tenant and Tenant shall pay it promptly in accordance with its terms.

          Landlord has advised Tenant that presently Commonwealth Edison (the "Electric Service Provider") provides electricity service to the Building. Notwithstanding the foregoing, if permitted by law, Landlord shall have the right at any time and from time to time during the Term of this Lease to either contract for electricity service from a different company or companies providing electricity service (each such company, an "Alternate Service Provider") or continue to contract for electricity service from the Electric Service Provider; provided, however, that all Alternate Service Providers selected by Landlord shall provide electricity service to the Building and Premises at a level which is identical or better than the electricity service provided by the Electric Service Provider and such new electricity service will not increase Tenant's electricity costs.

          C.   Interruption of Services.  Unless repairs, renewals or
               ------------------------
improvements for services can be made during business hours without material interference with Tenant's business operations, Landlord shall make such repairs, alterations, or replacements during nonbusiness hours except in the event of an emergency. Landlord further agrees, where practical, to notify Tenant in advance prior to the cessation of such service, and to estimate the duration of such cessation. Tenant also agrees to notify Landlord of any interruption of services that Tenant discovers.

          If the Landlord ceases to furnish any of the services referred to in this Paragraph 7 and if (i) as a result of such cessation, the Premises, or any floor within the Premises, is rendered untenantable (meaning Tenant's inability to use any or all of the floor(s) (or any part thereof) within the Premises in the normal course of its business) and (ii) such cessation continues for a period of three (3) business days, then, the Rent payable hereunder shall be equitably abated based upon the percentage of the space in the Premises so rendered untenantable and not then being used by Tenant in the ordinary course of its business operations. The foregoing abatement shall become effective as of the first business day following the day the affected floor(s) become(s) untenantable. Landlord agrees to use all commercially reasonable efforts to cure the cessation of service(s) as promptly as reasonably practicable. Tenant agrees to cooperate with Landlord in abiding by all reasonable rules and regulations that Landlord prescribes for proper functioning of utilities and Building services. Tenant agrees not to tamper or adjust any utilities or associated equipment unless authorized in writing by Landlord.

          D.   Charges for Services.  Except as otherwise provided in this
               --------------------
Paragraph 7 or in Paragraph 5, all services shall be provided by Landlord and the cost of providing such services shall be included in Operating Expenses. Charges for any service for which Tenant is required to pay directly, rather than by Tenant's Expense Participation Amount, shall be due and payable at the same time as the installment of Rent with which they are billed, or if billed separately, shall be due and payable within thirty (30) days after such billing.

          E.   Energy Conservation.  Notwithstanding anything to the contrary in
               -------------------
this Paragraph 7 or elsewhere in this Lease, if the federal government, the State of Illinois or the City of Chicago requires that temperature conditions be maintained other than as set forth in Exhibit C, then Landlord shall be deemed to be performing its obligation to furnish heating, ventilating and cooling pursuant to the requirements of this Lease if it furnishes such heating, ventilating and cooling as so required. Landlord shall give Tenant notice of such requirements as soon as reasonably possible after Landlord's receipt of notice of such requirements.

     8.   REPAIRS.  Except to the extent that Landlord has the obligation to
          -------
rebuild pursuant to Paragraph 12 hereof, Tenant will, subject to Paragraph 11.A., at Tenant's own expense, perform any maintenance, repairs and replacements of the Premises that are (i) caused by the neglect or misuse of Tenant, its employees, contractors, agents, invitees or licensees, or (ii) required to keep the floors, ceilings, walls, partitions, and other interior portions of the Premises which are not a part of the Building's shared systems in good repair and tenantable condition, reasonable wear and tear excepted. If the Tenant does not commence any such required maintenance, repair or replacement within ten (10) days of the request of Landlord to do so, or if after such commencement, Tenant does not thereafter diligently pursue same to completion, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof.

          Landlord, as an Operating Expense (except as otherwise provided in Paragraph 5), shall keep and maintain the Building and its fixtures, appurtenances, systems and facilities serving the Premises, in good working order, condition and repair and shall make all repairs, structural and otherwise, interior and exterior, as and when needed in or about the Building and the Premises, except for those repairs for which Tenant is responsible pursuant to any other provisions of this Lease. Without limiting the generality of the foregoing, Landlord shall repair and maintain, and if necessary, replace
(i) building structure, foundation, roof, gutters, exterior walls, window coverings, windows, and all other exterior and structural parts of the Building,
(ii) halls, stairways and entry ways, elevators and common passageways and all other common areas of the Building, (iii) elevator lobbies and restrooms on each floor of the Premises (provided Tenant has not hired its own janitorial contractor to perform such repair and maintenance), and
(iv) all elements of the plumbing system, the sprinkler system, the light fixtures and electrical distribution system, the heating, ventilating and air conditioning system and any other of the Building's shared systems located within the Premises. Nothing contained in this Paragraph 8 shall require Landlord to paint or decorate the Premises. If the Landlord does not commence any required maintenance, repair or replacement within thirty (30) days of the request of Tenant to do so (or in cases of emergency within twenty-four (24) hours after notice), or if after such commencement, Landlord does not thereafter diligently pursue same to completion, Tenant may, but need not, make such repairs and replacements, and Landlord shall pay Tenant the cost thereof within ten (10) days after notice given from Tenant to Landlord specifying such costs.

          Except as expressly otherwise provided in this Lease, Landlord shall have no liability to Tenant by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord's making any repairs or changes which Landlord is required or permitted by this Lease, or required by law, to make in or to any portion of the Building or the Premises, or in or to the fixtures, equipment or appurtenances of the Building or the Premises, provided that Landlord shall use due diligence with respect thereto. In case of repairs or changes which are made within the Premises, unless such repairs, renewals or improvements can be made during business hours without material interference with Tenant's business operations, Landlord shall make such repairs, alterations, or replacements during non-business hours, except in the event of an emergency.

     9.   ADDITIONS AND ALTERATIONS.
          -------------------------

          A. (i) Tenant may, at its discretion and its expense, carpet and decorate (i.e., paint, carpet, cover walls or ceilings, change furnishings, change or move non-demising walls provided same does not affect any building systems) and, if and as permitted by law, install an alarm and public address system (provided such public address system does not create excessive noise affecting other tenants and it is in compliance with all applicable codes) in such portion of the "public stairways" as run between the floors comprising the Premises and a door or other device barring access to such floors from lower floors except in emergency. Tenant may from time to time during the Term, at its expense, make other alterations, additions, installations, substitutions, and improvements (herein collectively called "changes") in and to the Premises, excluding Structural Changes (as hereinafter defined), subject to the provisions of this Paragraph 9. If any changes performed by Tenant pursuant to this Paragraph 9.A(i) require that a City of Chicago Building Permit be issued and that drawings of such changes must be submitted to the City of Chicago for the issuance of the Building Permit, Tenant will provide Landlord with notice of such changes and supply Landlord with a copy of the drawings for such changes and the Building Permit. Notwithstanding anything to the contrary contained herein, Landlord's approval is not required for any changes pursuant to this Paragraph 9A(i).

          (ii) If the change involves any work which: (1) involves a penetration or other alteration of the structural components of the Building, including, but not limited to, floor slabs (other than electrical outlets), load bearing walls or columns or demising walls, or (2) alters a primary Building system which serves other premises within the Building (collectively, "Structural Changes"), then Tenant shall, at least thirty (30) days prior to commencing any Structural Changes, notify Landlord of the nature and extent of such change and shall also submit reasonably detailed plans and specifications with such notice showing all the planned changes. Tenant shall not make any Structural Change without Landlord's prior consent, which consent shall not be unreasonably withheld, and Landlord may impose reasonable conditions with respect to Structural Changes, including, without limitation, requiring Tenant to furnish Landlord with an itemization and security for the payment of all costs to be incurred in connection with such changes, insurance against liabilities which may arise out of such Structural Changes, plans and specifications plus permits necessary for such changes and Landlord may require that all contractors and subcontractors be approved in advance by Landlord, which approval shall not be unreasonably withheld. The work necessary to make any Structural Changes shall be done at Tenant's expense by Tenant's contractors. Tenant shall reimburse Landlord for Landlord's reasonable and actual costs in reviewing and approving work done by Tenant's contractors. Upon completion of such work Tenant shall deliver to Landlord, if payment is made directly to contractors, evidence of payment, contractors' affidavits and full and final waivers of all liens for labor, services or materials all in form reasonably satisfactory to Landlord. Tenant shall defend and hold Landlord and the Land and Building harmless from all costs, damages, liens and expenses related to changes made by Tenant or its contractors, and relating to non-payment by Tenant of the cost of such changes. All work done by Tenant or its contractors pursuant to Paragraphs 8 or 9 shall be done in a first-class workmanlike manner using only good grades of materials and shall comply with all insurance requirements and all applicable laws and ordinances and rules and regulations of governmental departments or agencies. In hiring such contractors, Tenant will not knowingly take any action which will directly result in picketing of the Building or the concerted withholding of services by any employees of Landlord or Landlord's beneficiary and should any such action occur Tenant will take any reasonable steps available to bring such action to an end.

          B. All changes, whether temporary (to the extent then existing) or permanent in character, made or paid for by Landlord or Tenant, shall without compensation to Tenant become Landlord's property at the termination of this Lease by lapse of time or otherwise. Tenant shall remove any Structural Changes and restore the Premises to their condition existing prior to such Structural Changes on or before the termination of this Lease if Landlord notified Tenant at the time Landlord approved the making of such Structural Changes that Landlord required such removal. Except for the aforementioned limited obligation of Tenant to remove certain Structural Changes, upon termination of this Lease, Tenant shall have no obligation to remove any changes and to restore the Premises to their condition prior to such changes.

     10.  COVENANT AGAINST LIENS.  Tenant has no authority or power to cause or
          ----------------------
permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon Landlord's title or interest in the Land, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant's interest only. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Land, Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to

Tenant or to the Premises by contractors retained by Tenant, and, in case of any such lien attaching, or claim thereof being asserted, Tenant covenants and agrees within thirty (30) days of learning thereof to cause it to be released and removed of record or to be bonded over by a title insurer or surety reasonably satisfactory to Landlord. In the event that any such lien is not so released and removed or bonded over, Landlord, at its sole option, may take all action necessary, and to investigate the validity thereof, to release and remove such lien, and Tenant shall promptly, upon notice, reimburse Landlord for all reasonable sums, costs and expenses (including reasonable attorneys' fees) incurred by Landlord in connection with the release and removal of such lien.

     11.  INSURANCE.
          ---------

          A.   Waiver of Subrogation.  Subject to the limitations set forth
               ---------------------
below in this Paragraph 11.A., Landlord and Tenant each hereby waive any and every claim for recovery from the other for any and all loss or damage to the Building or Premises or to the contents thereof, which loss or damage is covered by the provisions of any insurance policy carried, or would have been covered by the provisions of any insurance policy required to be carried, by either party pursuant to this Lease. Inasmuch as this mutual waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant each agree to use their best efforts to have such insurance policies properly endorsed, if necessary, to prevent the invalidation of such insurance coverage by reason of such waiver.
In the event that either party's insurer shall refuse to permit such waiver or agreement even with an additional charge, then, so long as the addition of the other party as an additional named insured is permitted and does not reduce the amount recoverable under the terms of the policy by the insuring party or otherwise adversely affect the insurance coverage, the insuring party shall add the other party as an additional insured. If either party's insurer shall refuse both (i) to permit such waiver or agreement even with an additional charge and (ii) to name the other party as an additional insured without adversely affecting the insurance coverage, then, the mutual waivers contained in the first sentence of this Paragraph 11.A. will no longer be effective.

          B.   Tenant's Coverage.  Tenant shall purchase and maintain insurance
               -----------------
during the entire Term with terms, coverages and in companies reasonably satisfactory to Landlord, and with such increases in limits as Landlord may from time to time reasonably request, in all cases subject to a reasonable deductible, but initially Tenant shall maintain the following coverages in the following amounts:

          (1) Commercial General Liability Insurance covering the Tenant (and naming as additional insureds the Landlord, any trust or trusts which may hold title to the Land and any beneficiary or beneficiaries thereof) for claims of bodily injury, personal injury and property damage arising out of Tenant's operations, or use of the Premises, for limits of liability not less than:

     Bodily Injury Liability        $5,000,000 each occurrence
                                    $5,000,000 annual aggregate

     Personal Injury Liability      $5,000,000 annual aggregate

     Property Damage Liability      $1,000,000 each occurrence
                                    $1,000,000 annual aggregate

          (2) Physical Damage Insurance covering all Tenant improvements within the Premises (not including the Base Building, all structural components of the Building and all Building systems except for supplementary portions of such systems as are owned by Tenant) and all subsequent additions, improvements and alterations owned or made by Tenant, and all office furniture, furnishings, trade fixtures, office equipment, merchandise and all other items of Tenant's property on the Premises. Such insurance shall be written on an "all risks" of physical loss or damage basis, for the full replacement cost value of the covered items in amounts that meet any coinsurance clauses of the policies of insurance. Tenant shall deliver to Landlord certificates of such insurance evidencing the coverages required in (B)(1) and (B)(2) hereof in form reasonably satisfactory to Landlord, which certificates shall in each case state that such insurance may not be canceled without at least thirty (30) days' prior written notice to Landlord.

          C.   Landlord's Coverage.  Landlord hereby agrees to insure the
               -------------------
Building and all portions of the Premises not required to be insured by Tenant during the Term on an "all risks" of physical loss or damage basis including boiler and machinery coverage, in an amount that meets any coinsurance clauses of the policy and is equal to one hundred percent (100%) of the full replacement cost of the Building (excluding the cost of foundation, excavation and footings below the lowest basement floor) subject to a reasonable deductible. Landlord shall carry rent loss insurance in an amount equal to not less than twelve (12) months of gross Building rents and earthquake/flood insurance in an amount customary for first-class office buildings in Chicago, Illinois. Landlord shall also carry Commercial General Liability Insurance with at least the same coverages and amounts as required of Tenant above. All insurance policies shall include cross liability and severability of interest endorsements. Landlord shall deliver to Tenant, certificates of such insurance in form reasonably satisfactory to Tenant, which certificates shall in each case state that such insurance may not be canceled or materially changed without at least thirty (30) days' prior written notice to Tenant, and said insurance policies shall be endorsed so that such insurance policies may not be canceled or materially changed without at least thirty (30) days' prior written notice to Tenant. All insurance policies shall be with an insurance company having an A.M. Best Rating of A- XII or better or an insurance company of equivalent financial standing.

          D.   Workmen's Compensation Coverage.  Both Landlord and Tenant shall
               -------------------------------
carry Workmen's Compensation coverage at such times and in such amounts as may be required by applicable statutes, and at the request of the other party, shall supply a certificate evidencing such coverage.

          E.   Avoid Action Increasing Rates.  Tenant shall comply with all
               -----------------------------
applicable laws and ordinances, all orders and decrees of court and all requirements of other governmental authorities, and shall not, directly or indirectly, make any use of the Premises which may thereby be prohibited or be dangerous to person or property or which may jeopardize any insurance coverage or may increase the cost of insurance or require additional insurance coverage. If by reason of the failure of Tenant to comply with the provisions of this Paragraph 11.E., any insurance coverage is jeopardized or insurance premiums are increased, Landlord shall have the option, if the insurance coverage is jeopardized, to enjoin the use which jeopardizes the coverage, and if the insurance premium is increased, to require Tenant to make immediate payment of the increase.

     12.  FIRE OR CASUALTY.
          ----------------

          If the Building or the Premises shall be partially or totally damaged or destroyed or rendered untenantable by fire or other cause at any time during the first ten (10) Calendar Years of the Term, Landlord shall be obligated and shall proceed with reasonable diligence to repair the damage and restore and rebuild the Building and the Premises at its expense as promptly as reasonably practicable; provided, however, that Landlord shall not be required to repair or replace any property required to be insured by Tenant pursuant to Paragraph 11.B.(2).

          In the event Landlord is obligated pursuant hereto to restore and rebuild the Premises, or any portion thereof, as a result of a fire or other cause, Landlord shall be obligated to restore or rebuild those portions of the improvements in the Premises or the affected portion thereof, which would be Landlord's property upon termination of the Lease to the condition they were in immediately prior to such damage or destruction, except that the replacement items shall be new rather than used.

          If the Premises, or any portion thereof, shall be rendered untenantable as a result of fire or other cause, all Rents payable hereunder shall be equitably abated to the extent that the Premises shall have been rendered untenantable, such abatement to be for the period from the date of such damage or destruction to the Premises to the date the Premises are no longer untenantable.

          If, at any time after the first ten (10) years Calendar Years of the Term, less than 50% of the Building shall be rendered untenantable by fire or other casualty, Landlord shall be obligated and shall proceed with reasonable diligence to repair the damage and restore and rebuild the Building and the Premises at its expense; provided, however, that Landlord shall not be required to repair or replace any property required to be insured by Tenant pursuant to Paragraph 11.B.(2).

          If, at any time after the first ten (10) Calendar Years of the Term, 50% or more of the Premises or the Building shall be rendered untenantable or inaccessible by fire or other casualty, Landlord shall notify Tenant within one hundred twenty (120) days after the date of such fire or other casualty of Landlord's reasonable estimate for the amount of time from the date of such fire or other casualty necessary to make the required repairs and tender the Premises to Tenant (the "Rebuild Notice"). Provided Tenant is not in default hereunder (beyond any applicable cure period), Tenant may, upon notice to Landlord within thirty (30) days after Tenant's receipt of the Rebuild Notice, obligate Landlord to repair the damage and restore the Premises at Landlord's expense (the "Obligation Notice") as promptly as reasonably practicable; provided, however, that Tenant's

Obligation Notice shall be effective only if at the time of service of such notice, the following conditions (the "Rebuild Conditions") shall be satisfied:

          A. Tenant shall exercise its option on the first Extension Term as provided in Paragraph 34 of this Lease; provided, however, that the term of such first Extension Term shall be increased to the extent necessary to extend the Term of this Lease so that there shall be a total of ten (10) years remaining in the Term of the Lease (measured from the date Landlord delivers the restored Premises to Tenant); and

          B. Tenant shall waive its contraction options under Paragraph 31 of this Lease.

Provided the Obligation Notice is effective, Landlord shall be obligated and shall proceed with reasonable diligence to repair the damage and restore and rebuild the Building and the Premises at Landlord's expense; provided, however, that Landlord shall not be required to repair or replace any property required to be insured by Tenant pursuant to Paragraph 11.B.(2). If Tenant does not provide Landlord with the Obligation Notice within thirty (30) days of Tenant's receipt of the Rebuild Notice, Landlord shall have no obligation to rebuild the Premises, and Landlord may, at its option, terminate this Lease by giving written notice thereof to Tenant. In the event that such notice of termination shall be given, this Lease shall terminate as of the date provided in such notice of termination with the same effect as if that date were the expiration date of the Term.

          Any dispute which may arise between the parties with respect to the meaning or application of any of the provisions of this Paragraph 12 shall be determined by a partner at an architectural firm acceptable to Landlord and Tenant whose fees and expenses shall be borne equally by Landlord and Tenant ("Architect"). If Landlord and Tenant cannot agree on an Architect, then each shall select an architect and the two architects shall select a third architect whose decision shall be binding on the parties.


     13.  WAIVER OF CLAIMS.  Neither Landlord nor Landlord's beneficiaries, nor
          ----------------
the agents, officers, directors, shareholders, partners or principals (disclosed or undisclosed) of either of them shall be liable to Tenant or Tenant's shareholders, agents, employees, invitees, licensees or other occupants of the Premises, for any injury or damage to, or loss (by theft or otherwise) of any of Tenant's property or of the property of any other person, irrespective of the cause of such injury, damage or loss (including the acts or negligence of any tenant or of any owners or occupants of adjacent or neighboring property or caused by operations in construction of any private, public or quasi-public work) unless due to the negligence of Landlord, or Landlord's beneficiaries or the agents, officers, directors, partners, principals (disclosed or undisclosed) or employees of either of them as to matters required to be insured by Landlord under this Lease, or due to the negligence of Landlord, or Landlord's beneficiaries or the agents, officers, directors, partners, principals (disclosed or undisclosed) or employees of either of them as to all other matters. Neither Tenant, nor Tenant's shareholders, agents, employees, invitees, licensees or other occupants of the Premises shall be liable to Landlord, Landlord's beneficiaries, or the agents, officers, directors, shareholders, partners or principals (disclosed or undisclosed) of either of them for injury or damage to, or loss (by theft or otherwise) of any of the property of any other person, irrespective of the cause of such injury, damage or loss (including the acts of negligence of any tenant or any owners or occupants of the adjacent or neighboring property or caused by operations in construction of any private, public or quasi-public work) unless due to the negligence of Tenant or Tenant's shareholders, agents or employees, as to matters required to be insured by Tenant or due to the negligence of Tenant or Tenant's shareholders or agents, as to all other matters. Landlord, Landlord's beneficiaries, and the agents, officers, directors, partners or principals (disclosed or undisclosed) of either of them shall not be liable, to the extent of Tenant's recovery under any insurance carried by it, whether or not required to be carried by the terms of this Lease, for any loss or damage to any person or property even if due to the negligence of Landlord, Landlord's beneficiaries or the agents, officers, directors, partners or principals (disclosed or undisclosed) of either of them. Similarly, Tenant and Tenant's shareholders, agents, employees, invitees, licensees or other occupants of the Premises shall not be liable to Landlord, or Landlord's beneficiaries to the extent of Landlord's or Landlord's beneficiaries' recovery under any insurance carried by it, whether or not required to be carried by the terms of this Lease, for any loss or damage to any person or property even if due to the negligence of Tenant or Tenant's shareholders, agents, employees, invitees, licensees or other occupants of the premises. Landlord and Tenant shall each make all reasonable efforts to recover from its insurers any claim which may provide a recovery to the other.

     14.  NONWAIVER.  No waiver of any provision of this Lease shall be implied
          ---------
by any failure of Landlord or Tenant to enforce any remedy on account of the violation of such provision, even if such violation be continued or repeated subsequently, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Term or of Tenant's right of possession hereunder or after giving of notice shall reinstate, continue or extend the Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of such Rent shall not waiver or affect such notice, suit or judgment.

     15.  CONDEMNATION.  If all or substantially all of the Land and the
          ------------
Building (herein in this Paragraph 15 sometimes collectively called the "Project") is taken by condemnation permanently, or for a period in excess of one (1) year, this Lease shall terminate automatically.

          If the taking is of less than substantially all of the Project or is for a period of less than the aforesaid year, and if this Lease is for any reason not terminated pursuant to the following grammatical paragraph, Landlord shall as soon as possible (but in no event longer than one (1) year) restore the Project as nearly as can practicably be done (including the Premises) using all of the award received by Landlord (but not in excess thereof) so as to provide to the extent reasonably possible comparable space and amenities to those enjoyed by Tenant under this Lease prior to the taking (or Tenant's Proportionate Share thereof in case of the application of subparagraph B below); in such event this Lease shall continue in force at the square foot rental rates and adjustment herein provided for the Premises applied to the RSF of the Premises existing in the Project as restored (or Tenant's Proportionate Share thereof in case of the application of subparagraph B below), but rent shall abate as to periods when the Premises is not available for normal use by Tenant as a result of such taking and work of restoration.

          If the taking is of less than substantially all of the Project or is for a period of less than the aforesaid year, then notwithstanding the foregoing grammatical paragraph, Landlord and Tenant shall have the right to terminate this lease in the following circumstances:

          A. Landlord may terminate if in Landlord's reasonable business judgment restoration of the Project to substantially the same size and quality is not economically justified;

          B. Tenant may terminate if (1) more than twenty-five percent (25%) of the Premises is so taken by eminent domain and (2) within sixty (60) days after such taking Landlord has not been able to provide other comparable space in the Building to temporarily add to the Premises to restore the size of the Premises to at least eighty-five percent (85%) of its Rentable Area prior to such taking and Landlord will not, based on Landlord's estimate of the Rentable Area of the restored Building (such estimate to be delivered to Tenant not more than forty-five (45) days after such taking), be able to restore the Premises to 100% of their Rentable Area prior to such taking by a date not more than one year after the date of such taking. Landlord shall not be bound to offer Tenant more than Tenant's Proportionate Share (based on the Premises compared to the Building prior to such taking) of the restored Building, and if Tenant fails to terminate this Lease as provided herein, the size of the Premises and the Rent shall be reduced to such share of the restored Building;

          C. Either Landlord or Tenant may terminate if the taking occurs within twenty-four (24) months prior to the then effective termination date of the Term, as it may have been extended.

          In any of the above termination cases, such termination notice must be given not more than sixty (60) days after the taking (the taking for purposes of this Paragraph shall be the date when the taking authority requires possession) and termination must be effective for the portion not taken not less than thirty
(30) or more than ninety (90) days after such notice is given. For the portion taken, the termination shall be effective as of the date of the taking. No money or other consideration shall be payable by the Landlord to the Tenant in the case of termination under any of the above provisions, and Tenant shall have no right to share in the condemnation award except that Tenant shall have the right to recover out of the award all costs and expense incurred by Tenant in moving to other space and the amount of the unamortized cost of all improvements and additions located in the Premises (not including the Allowance contributed by Landlord).

     16.  ASSIGNMENT AND SUBLETTING.
          -------------------------

          A. Except as provided below, Tenant shall not, without the prior written approval of Landlord, which approval shall not be unreasonably withheld,
(i) assign, convey or mortgage this Lease or any interest hereunder; (ii) permit to occur or permit to exist any assignment of this Lease or (unless bonded or insured over as provided in Paragraph 10 hereof) any lien upon Tenant's interest, voluntarily or by operation of law; (iii) sublet space in the Premises; or (iv) except in the case of (iii) above, permit the use of the Premises by any parties other than (a) Tenant and any Affiliate (as hereinafter defined) of Tenant, and (b) shareholders, employees and invitees of any of the foregoing. There shall be no partial assignment of Tenant's interest in this Lease. Any assignment of 100% thereof shall be governed by Paragraph 16.E. Except as provided in Paragraph 16.B., the word "assignment" in this Paragraph shall mean a 100% assignment. The term "sublease" and all words derived therefrom, as used in this Paragraph 16, shall include any subsequent sublease or assignment under such sublease. Notwithstanding anything to the contrary contained herein, Landlord's approval of any sublease by Tenant pursuant to (iii) above shall be limited to Landlord's reasonable approval of the identity of the proposed subtenant, and the approval conditions listed in the final sentence of the following paragraph.

          Landlord's election to accept any assignee or subtenant as the tenant hereunder and to collect rent from such assignee or subtenant shall not release Tenant or any subsequent tenant from any covenant or obligation under this Lease except as may be expressly provided in Landlord's written consent. Landlord's consent to any assignment, subletting or transfer shall not constitute a waiver of Landlord's right to withhold its consent to any future assignment, subletting or transfer, including assignment, subletting or transfer by any subtenant. Landlord may condition its consent upon execution by the subtenant or assignee of an instrument confirming such restrictions on further subleasing or assignment and joining in the waivers and indemnities made by Tenant hereunder. To obtain the consent of Landlord to an assignment or subletting, Tenant shall submit to Landlord at least thirty (30) days prior to the proposed effective date of the assignment or sublease a written notice thereof. Landlord shall not be deemed to have unreasonably withheld its consent to a proposed sublease or assignment if its consent is withheld because: (1) Tenant is then in default hereunder (beyond any applicable cure period); (2) any notice of termination of this Lease or termination of Tenant's possession shall have been given pursuant hereto and the matter or occurrence giving rise to such notice has not been cured; (3) the proposed sublease or assignment will, as proposed, violate any city, state or federal law, ordinance or regulation; (4) the proposed use of the Premises by the subtenant or assignee does not conform to the use set forth in Paragraph 6 hereof; or (5) the proposed subtenant or assignee is engaged in a business that would be deleterious to the reputation of the Building.

          B. Landlord shall be deemed to approve of any assignment or sublease (however Tenant shall notify Landlord of such assignment or sublease) to: (i) any party resulting from a merger or consolidation with Tenant so long as Tenant or any Affiliate (as hereinafter defined) is the surviving dominant party after such merger; (ii) any party succeeding to the business and assets of Tenant; or
(iii) any Affiliate of Tenant. For purposes of this Lease, an "Affiliate" shall mean any firm, person, corporation or entity now or hereafter controlling, controlled by or under common control with Tenant and such control is exercised via the ability to direct or cause the direction of, the management and policies of the other, whether through the ownership of voting securities, common directors or officers, or otherwise. At any time during the Term of this Lease, if Tenant transfers all or a part of Tenant's United States business operations as of October 1, 1997 (the "U.S. Business") to an Affiliate or any other firm, person, corporation or entity (collectively, a "Successor

Entity"), such Successor Entity shall be made a party to this Lease and shall be jointly responsible with Tenant for all obligations under this Lease. The previous sentence shall apply to any transferee of any such Successor Entity, unless Tenant or any Successor Entity provides Landlord with reasonably acceptable credit documentation evidencing Tenant's and any Successor Entity's financial capacity to perform their obligations under this Lease.

          C. If at any time Tenant subleases (each sublease, a "Tenant Sublease") up to a total of 200,000 square feet of space in the Premises, "Sublease Profits" (as defined in Paragraph 16.D.) shall be allocated in the following manner:

               (i) If there is 150,000 or more RSF then available for lease in the Building at the time of execution of a Tenant Sublease, Landlord and Tenant shall divide Sublease Profits between them equally.

               (ii) If there is less than 150,000 RSF then available for lease in the Building at the time of execution of a Tenant Sublease, Tenant shall retain 100% of all Sublease Profits.

Notwithstanding the foregoing, if Tenant subleases more than 200,000 square feet of space in the Premises, the Sublease Profits for the portion of such space above 200,000 square feet shall be equally divided between Landlord and Tenant, regardless of the amount of vacant space in the Building at the time of the sublease. Calculations of Sublease Profits and sublease RSF percentage limitations shall be made on a monthly basis throughout the Term.

          D. "Sublease Profits" shall mean the entire excess, after deduction of all reasonable costs of subletting (including, without limitation, marketing costs, rent concessions, reasonable attorneys' fees, commissions and tenant improvement allowances), of revenues generated by the subleasing of the Premises or portions thereof over the Rent applicable thereto. All such revenues shall be applied first to reimbursement of such costs of subletting until they are paid in full. Not more than thirty (30) days after the commencement date of a sublease which will produce Sublease Profits and annually thereafter, Tenant shall furnish Landlord with a sworn statement setting forth in detail the computation of the Sublease Profits on such sublease (which computation shall be based upon generally accepted accounting principles).

          Every such statement shall be conclusive and binding upon Landlord as to the Sublease Profits paid prior to the date of such statement unless within thirty (30) days after the receipt of such statement, Landlord shall notify Tenant that it disputes the correctness of the statement, specifying the particular respects in which the statement is claimed to be incorrect. If such dispute shall not have been settled by agreement within thirty (30) days after delivery of Landlord's dispute notice, it shall be settled by submission of such dispute to a national public accounting firm acceptable to Landlord and Tenant, at the expense of Landlord, except as hereinafter provided, for a final and
binding determination.   Upon determination of such dispute, such Sublease
Profits shall be recalculated and any overpayment shall be returned, or underpayment promptly made, on demand plus interest on such overpayment or underpayment at the rate of two percent (2%) per annum over the Prime Rate. Tenant agrees to grant Landlord reasonable access to Tenant's office for the purpose of verifying Sublease Profits and to make copies of any and all bills, vouchers and other documents relating thereto, subject to reimbursement by Landlord for the cost of such copies. In the event that a review of Tenant's books and records pursuant to this Paragraph reveals that Tenant has understated Sublease Profits by in excess of five percent (5%) of the actual Sublease Profits payable to Landlord, Tenant shall also reimburse Landlord for the reasonable expenses incurred by Landlord in conducting such review of Tenant's books and records and the accounting firm costs. If a part of the consideration for any subletting shall be payable other than in cash, the payment to Landlord shall be payable in cash based on the cash value of the other non cash considerations. Tenant shall pay Landlord its share of the Sublease Profits promptly upon Tenant's receipt from time to time of periodic payments from a subtenant or at such other time as Tenant shall realize the Sublease Profits from such sublease. Landlord shall not be responsible for any deficiency in amounts received for a sublease in relation to the Rent due hereunder.

          E. In case Tenant proposes to Landlord an assignment of 100% of its interest in this Lease by the notice described in Paragraph 16.A. hereof, Landlord shall have the option to terminate this Lease. If Landlord wishes to exercise its option to terminate, Landlord shall, within fifteen (15) days after Landlord's receipt of the notice from Tenant described in Paragraph 16.A., send to Tenant a notice of termination. The date on which such termination will be effective shall be the proposed commencement date of the assignment. Tenant shall automatically be released from all obligations under this Lease to be performed after the effective date of such termination. Landlord shall have no option to terminate this Lease for assignments or sublets pursuant to Paragraph 16.B. hereof.

          If Landlord approves such assignment but does not so terminate this Lease, Tenant may proceed with the proposed assignment. Landlord and Tenant shall share in the ratio of 50% to 50% the profits from said assignment calculated and verified in the same fashion as described in Paragraph 16.D. above.

     17.  SURRENDER OF POSSESSION.  On the last day of the Term, or upon any
          -----------------------
earlier termination of this Lease, or upon any re-entry by Landlord upon the Premises, Tenant shall quit and surrender the Premises to Landlord. Tenant shall remove all of Tenant's trade fixtures, furniture and other personal property therefrom, shall restore the Premises wherever such removal results in damage thereto and shall otherwise generally leave the Premises in a reasonably tenantable condition. Any interest of Tenant in the alterations, improvements and additions to the Premises shall, without compensation to Tenant, become Landlord's property at the termination of this Lease by lapse of time or otherwise and such alterations, improvements and additions shall be relinquished to Landlord. Tenant shall remove alterations, additions and improvements and make such restorations to the Premises as are required pursuant to Paragraph 9.B. herein.

     If Tenant shall fail or refuse to remove any of Tenant's property from the Premises, Tenant shall be conclusively presumed to have abandoned the same, and title thereto shall thereupon pass to Landlord without any cost either by setoff, credit, allowance or otherwise.

     18.  HOLDING OVER.  Tenant shall pay to Landlord Rent at an annual rate
          ------------
equal to the greater of (i) Current Market Rate for the Premises, determined, if necessary, in accordance with Paragraph 30.G. hereof, or (ii) one hundred fifty percent (150%) of then current Base Rent for the Premises, plus one hundred fifty percent (150%) of the Additional Rent paid by Tenant during the previous Calendar Year herein provided, payable in monthly installments on the first day of each month or portion thereof for which Tenant shall retain possession of the Premises or any part thereof after the expiration or termination of the Term or of Tenant's right of possession, whether by lapse of time or otherwise. Tenant shall also pay all damages sustained by Landlord by reason of such retention if such retention shall continue for thirty (30) or more days.

     19.  ESTOPPEL CERTIFICATE.  Landlord and Tenant each agree, from time to
          --------------------
time upon not less than ten (10) days' prior request by the other party, to execute, acknowledge and deliver to the other party a statement in writing certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that the Lease as modified is in full force and effect); (ii) whether the Term has commenced and the dates to which Rent and other charges have been paid; (iii) that the other party is not in default under any provision of this Lease, to the knowledge of the party furnishing the certificate, or if in default, the nature thereof in detail (and in case of certificates requested of Tenant, that, to the best knowledge of Tenant, Tenant has no existing defenses, set-offs, or claims hereunder, or, if any, specifying same); and (iv) such further matters as reasonably may be requested, it being intended that any such statement may be relied upon by any prospective assignee or sublessee of any tenant (including Tenant) of the Building, any mortgagees or prospective mortgagees thereof, any lender to Tenant, or any prospective and/or subsequent purchaser or transferee of all or part of Landlord's interest in the Land and/or Building or of Tenant's interest in the Premises.

     20.  SUBORDINATION.  This Lease shall be prior to any mortgage or ground or
          -------------
underlying lease; provided, however, Tenant agrees to subordinate its rights hereunder at all times to (i) the lien of any mortgage or mortgages designated by Landlord and to all advances made or thereafter made upon the security thereof, and (ii) to all future ground leases or underlying leases of the Land and the Building designated by Landlord and to execute any such reasonable agreements evidencing such subordination as may be reasonably required by the mortgagee, trustee or ground or underlying lessor, as the case may be, and to attorn to and to recognize, as Landlord, the purchaser at a foreclosure sale or the mortgagee, trustee or its nominee in the event the mortgagee, trustee or such nominee accepts a deed in lieu of foreclosure, or the ground or underlying lessor in the event of the termination of such underlying or ground lease in return for and upon delivery to Tenant by such mortgagee, trustee or ground or underlying lessor, as the case may be (each being referred to as a "Lender"), of an agreement in a form reasonably satisfactory to Lender and Tenant providing that in the event of a foreclosure of such mortgage or the giving of a deed in lieu of foreclosure or termination of such ground or underlying lease, this Lease shall not be terminated and Tenant may remain in possession of the Premises pursuant to the terms of this Lease and retain all of the rights, options and privileges granted to it hereunder as long as Tenant continues to perform its obligations hereunder and further providing that the purchaser at a foreclosure sale or transferee in the case of a deed in lieu of foreclosure or ground or underlying lessor, as the case may be, will assume all of the obligations of Landlord in such case; provided, however, that the holder of any mortgage, or purchaser at any foreclosure sale, as the case may be, shall not be bound by any prepayment of Base Rent or Additional Rent which Tenant may have paid in excess of the amounts then due for the current month (the "SNDA"). Tenant agrees to enter into an SNDA with any future Lender whose terms are no less favorable to Lender than those contained in the SNDA entered into between Tenant and Citicorp Real Estate, Inc. concurrently herewith.

          Tenant also agrees to give any holder of any first mortgage, by registered or certified mail, a copy of any notice or claim of default served upon the Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing (by way of service on Tenant of a copy of an assignment of Landlord's interests in leases, or otherwise) of the address of such first mortgage holder.

     21.  CERTAIN RIGHTS RESERVED BY LANDLORD.
          -----------------------------------

          A. Landlord shall have the following rights without liability to Tenant for damage or injury to property, person or business on account of the exercise thereof, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant's use or possession of the Premises and shall not give rise to any claim for set off or abatement of rent or any other claims:

          (1) To install, affix and maintain any and all signs on the exterior and on the interior of the Building; except that there shall be no signs for retail or commercial tenants in the lobby of the office portion of the Building and, other than for a tenant then having 400,000 RSF or more under lease ("Large Tenant"), there shall be no sign on the exterior of the Building indicating the occupancy of any tenant in the Building without the approval of Tenant which it may reasonably withhold. If there shall be a sign proposed for a Large Tenant, Tenant shall have the right to approve:
     (i) the installation of the sign and (ii) the text, location, size and style of such sign, such approvals not to be unreasonably withheld or delayed, and Tenant shall also have the right to equivalent signage. All Tenant's rights to approve under this subparagraph shall exist only so long as Tenant (including any Affiliate or Successor Entity) is not in default hereunder (beyond any applicable cure period) and occupies at least 400,000 RSF in the Building. Landlord hereby approves all Tenant signage existing as of the date hereof. Landlord shall have the right to approve (which approval not to be unreasonably withheld) all additional lobby or exterior signage proposed by Tenant and not existing as of the date hereof.

          (2) To decorate or to make repairs, alterations, additions, or improvements, whether structural or otherwise, in and about the Building, or any part thereof, and for such purposes to enter upon the Premises, and during the continuance of any of such work, to temporarily close doors, entryways, public space and corridors in the Building and to interrupt or temporarily suspend services or use of facilities, all without affecting any of Tenant's obligations hereunder, so long as the Premises are accessible and usable and provided that Landlord shall use due diligence with respect thereto. Unless such repairs, renewals or improvements can be made during business hours without material interference with Tenant's business operations and, except in the case of an emergency, Landlord shall make such repairs, alterations, or replacements during non-business hours;

          (3) To furnish door keys or magnetic cards for the entry door(s) in the Premises at the commencement of the Lease and to retain at all times, and to use in appropriate instances, keys or magnetic cards to all doors within and into the Premises; provided that such system will permit the Landlord upon request of Tenant to cancel the effectiveness of the card held by any shareholder or employee or invitee of Tenant upon such person's departure from Tenant or for any other reason. Tenant agrees to purchase only from Landlord additional duplicate keys or magnetic cards as required (at Landlord's actual cost for such keys or magnetic cards), to change no locks or magnetic card readers, and not to affix locks or magnetic card readers on doors without the prior written consent of the Landlord not to be unreasonably withheld; provided that Landlord shall respond to Tenant's request for such consent with reasonable promptness. Upon the expiration of the Term or Tenant's right to possession, Tenant shall return all keys or magnetic cards to Landlord and shall disclose to Landlord the combination of any safes, cabinets or vaults left in the Premises;

          (4) To designate a building standard window covering for exclusive use throughout the Building;

          (5) To approve the weight, size and location of safes, vaults, library shelving, file storage equipment and other heavy equipment and articles in and about the Premises and the Building so as not to exceed the legal live load per square foot designated by the structural engineers for the Building, and to require all such items and furniture and similar items to be moved into or out of the Building and Premises only at such times and in such manner as Landlord shall reasonably direct in writing. Tenant shall not install or operate machinery or any mechanical devices of a nature not directly related to Tenant's ordinary use of the Premises without the prior written consent of Landlord, not to be unreasonably withheld;

          (6) To establish reasonable controls for the purpose of regulating all property and packages, both personal and otherwise, to be moved into or out of the Building and Premises and all persons using the Building after normal office hours;

          (7) To reasonably regulate delivery and service of supplies and the usage of the loading docks, receiving areas and freight elevators;

          (8) To show the Premises to prospective tenants within the final twelve (12) months of the Term (as the same may be extended), at reasonable times, and in a manner not to interfere with Tenant's use and enjoyment of the Premises and, if vacated or abandoned, to show the Premises at any time and to prepare the Premises for reoccupancy;

          (9) To erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances thereto, in and through the Premises at reasonable locations that do not unreasonably interfere with Tenant's business;

          (10) To enter the Premises at any reasonable time upon reasonable prior notice (except no notice shall be required in the case of emergency) to inspect the Premises;

          (11) Only Landlord or one or more persons approved by Landlord will be permitted to furnish bootblacking and barbering. Landlord may fix the hours during which, and the regulations under which, such supplies and services are to be furnished. Landlord expressly reserves the right to act as, or to designate, at any time and from time to time, an exclusive supplier of all or any one or more of said supplies and services, provided all such supplies and services shall be furnished on a basis which is reasonably competitive to that which would otherwise be directly available to Tenant; and Landlord furthermore expressly reserves the right to exclude from the Building any person attempting to furnish any of said supplies or services but not so designated by Landlord. Notwithstanding the foregoing, Tenant shall have the right to specify the vendors for other supplies and services for the Premises, subject to Landlord's approval, which approval shall not be unreasonably withheld or delayed;

          (12) To close the Building after hours and on any day which is not a business day, subject, however, to Tenant's right to admittance to the Premises at any time under such reasonable regulations as Landlord may prescribe from time to time, which may include but shall not be limited to, a requirement that persons entering or leaving the Building identify themselves to a watchman by registration or otherwise and establish their right to enter or leave the Building.

     22.  RULES AND REGULATIONS.  Tenant agrees to observe the Rules and
          ---------------------
Regulations for Tenant attached hereto as Exhibit E and made a part hereof. Landlord shall have the right from time to time to prescribe additional rules and regulations which, in its reasonable judgment, may be desirable for the use, entry, operation and management of the Premises and Building, each of which rules and regulations and any amendments thereto shall become a part of this Lease. Tenant shall comply with all such rules and regulations, provided such rules and regulations are uniformly enforced against all Building tenants and except to the extent that such rules and regulations unreasonably contradict or abrogate any right or privilege herein expressly granted to Tenant. Landlord will provide Tenant with a written copy of any modifications to the Rules and Regulations.

     23.  REMEDIES.  If default shall be made in the payment of the Rent or any
          --------
installment thereof or in the payment of any other sum required to be paid by Tenant under this Lease and such default shall continue for ten (10) days after written notice to Tenant; or if default shall be made in the observance or performance of any of the other covenants or conditions in this Lease which Tenant is required to observe and perform and such default shall continue for thirty (30) days after written notice to Tenant, unless with respect to any non-monetary default which cannot be cured within thirty (30) days, Tenant, in good faith, promptly after receipt of such notice, shall have commenced and thereafter shall continue diligently to reasonably prosecute and complete all action necessary to cure such default within an additional forty-five (45) days; or if a default which involves a hazardous condition is not cured by Tenant as promptly as reasonably possible upon written notice to Tenant; or if any involuntary petition in bankruptcy shall be filed against Tenant under any federal or state bankruptcy or insolvency act and shall not have been dismissed within ninety (90) days from the filing thereof, or if a receiver shall not have been dismissed within ninety (90) days from the date of his appointment, or if Tenant shall make an assignment for the benefit of creditors, or if Tenant shall admit in writing Tenant's inability to meet Tenant's debts as they mature, the levy upon execution or the attachment by legal process of the leasehold interest of Tenant or the filing or creation of a lien in respect of such leasehold interest, which lien shall not be released or discharged within thirty (30) days after the date of filing, bankruptcy, reorganization, insolvency or liquidation proceedings, or other proceedings for relief under any bankruptcy law are instituted by or against Tenant and not dismissed within ninety (90) days after institution, then Landlord may treat the occurrence of any one or more of the foregoing events as a breach of this Lease, and thereupon at its option may, with or without any additional notice or demand of any kind to Tenant or any other person, have any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity or elsewhere herein:

          (1) Landlord may terminate this Lease and the Term created hereby, in which event Landlord may forthwith repossess the Premises and be entitled to recover forthwith, as damages a sum of money equal to all sums due and owing Landlord hereunder to said date, all reasonable costs and expenses incurred by Landlord as a result of Tenant's default, including reasonable attorneys' fees, the excess of the then present value of the Rent provided to be paid by Tenant for the balance of the Term over the fair market rental value (discounted to present value) of the Premises, after deduction of all anticipated expenses or reletting, for such period, and the unamortized portion of the Allowance given Tenant hereunder (assuming an amortization of such amount over the shortest period allowable under the Internal Revenue Code for the type of improvements installed in the Premises). In computing present value, a discount rate equal to the rate of interest on the most recently issued 10 Year U.S. Treasury bonds shall be used. Should the fair market rental value of the Premises, after deduction of a reasonable estimate expenses of reletting, for the balance of the Term exceed the present value of the Rent provided to be paid by Tenant for the balance of the Term, Landlord shall have no obligation to pay to Tenant the excess of any part thereof; and

          (2) Landlord may terminate Tenant's right of possession and may repossess the Premises by forcible entry and detainer suit, by taking peaceful possession or otherwise, without terminating this Lease or Tenant's obligation to pay Rent hereunder, in which event Landlord shall attempt to relet the same for the account of Tenant, for such rent and upon such terms as shall be reasonably satisfactory to Landlord. For the purpose of such reletting, Landlord is authorized to decorate, repair, remodel or alter the Premises. If Landlord shall fail to relet the Premises, Tenant shall pay to Landlord as damages a sum equal to the amount of the Rent reserved in this Lease for the balance of the Term, as and when payable pursuant to this Lease. If the Premises are relet and a sufficient sum shall not be realized from such reletting after paying all of the reasonable costs and expenses of all decoration, repairs, remodeling, alterations and additions and the expenses of such reletting and of the collection of the rent accruing therefrom to satisfy the Rent provided for in this Lease, Tenant shall satisfy and pay the same upon demand therefor from time to time. Tenant shall not be entitled to any rents received by Landlord in excess of the Rent provided for in this Lease. Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Paragraph 23 from time to time and that no suit for or recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord or otherwise recovered by Landlord.

          In the event Landlord defaults in the performance of any of its obligations to Tenant hereunder, or breaches any representation, express or implied, to Tenant in connection with this Lease, and such default or breach continues for a period of thirty (30) days following written notice thereof from Tenant to Landlord unless with respect to a default or breach which cannot be cured within thirty (30) days, Landlord, in good faith, promptly after receipt of such notice, shall have commenced and thereafter shall continue diligently to reasonably prosecute and complete all action necessary to cure such default within an additional forty-five (45) days, then Tenant may (i) take such action as is reasonably necessary to cure Landlord's default, (ii) bring suit against Landlord for damages, and/or (iii) bring suit to specifically enforce Landlord's obligations under this Lease. In the event Tenant cures such default by Landlord as provided in item (i), Landlord will reimburse Tenant for all reasonable costs and expenses incurred by Tenant in curing Landlord's default within ten (10) days after notice from Tenant given from time to time as costs are incurred. Notwithstanding the foregoing, in cases of emergency, Tenant may cure Landlord's obligations if Landlord fails to commence the cure thereof as soon as reasonably possible following Tenant's notice to Landlord.

     24.  EXPENSES OF ENFORCEMENT.
          -----------------------

          A. Tenant shall pay upon demand all Landlord's reasonable costs, charges and expenses, including the reasonable fees and out-of-pocket expenses of counsel, agents and others retained by Landlord incurred in successfully enforcing Tenant's obligations hereunder or incurred by Landlord in any litigation, negotiation or transaction in which Tenant causes Landlord without Landlord's fault to become involved or concerned.

          B. Landlord shall pay upon demand all Tenant's reasonable costs, charges and expenses, including the reasonable fees and out-of-pocket expenses of counsel, agents and others retained by Tenant incurred in successfully enforcing Landlord's obligations hereunder or incurred by Tenant in any litigation, negotiation or transaction in which Landlord causes Tenant without Tenant's fault to become involved or concerned.

     25.  COVENANT OF QUIET ENJOYMENT.  Landlord covenants that Tenant, on
          ---------------------------
paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof and Landlord shall defend, at Landlord's sole cost and expense, Tenant's right of quiet enjoyment.

     26.  REAL ESTATE BROKER. Landlord and Tenant represent to each other that
          ------------------
neither has dealt with any real estate broker with respect to this Lease except for LaSalle Partners Limited, which is a consultant to Tenant and is to be paid by Tenant at its sole cost and expense, and The John Buck Company, which is a consultant to Landlord and is to be paid by Landlord at its sole cost and expense. To each party's knowledge, except for the aforementioned brokers, no other broker initiated or participated in the negotiation of this Lease, submitted or showed the Premises to Tenant or is entitled to any commission in connection with this Lease, and each agrees to indemnify, defend and hold the other harmless from all claims from any other real estate broker for commission or fees in connection with this Lease claiming through such representing party.

     27.  MISCELLANEOUS.
          -------------

          A.   Building Name. Provided Tenant (including any Affiliate or
               -------------
Successor Entity) occupies at least 400,000 RSF in the Building and is not in default hereunder (beyond any applicable cure period), the Building shall be named "The Leo Burnett Building at 35 West Wacker Drive", and Tenant shall have the sole right, from time to time, to change said name, subject to the written approval of Landlord, which approval shall not unreasonably be withheld or delayed.

          B.   Approval of Tenants.   Provided Tenant is not in default
               -------------------
hereunder (beyond any applicable cure period) and so long as Tenant (including any Affiliate or Successor Entity) shall occupy at least 400,000 RSF within the Building, Tenant shall have the right to approve any lease first entered into after the date hereof (excluding renewals or expansions of existing tenants) to
(i) any advertising agency (a "Restricted Tenant") and (ii) to any tenant in which the name "Burnett" or any confusingly similar name is a part. Such approval may be arbitrarily withheld. Landlord shall request such approval in writing and if Tenant does not object in writing within ten (10) days of receipt of Landlord's notice, then Tenant shall be deemed to have approved the proposed lease. Notwithstanding the foregoing, Landlord may lease up to 25,000 RSF on one
(1) floor above the 34th floor of the Building to one (1) Restricted Tenant without Tenant's approval, provided, however, that Landlord may not lease any space in the Building to any of the following companies (including any firm, person, corporation or entity now or hereafter controlling, controlled by or under common control with said companies and such control is exercised via the ability to direct or cause the direction of, the management and policies of the other, whether through the ownership of voting securities, common directors or officers, or otherwise) or any successor entity or any other party who succeeds to a material portion of said companies' business which portion competes with the business then being conducted by Tenant: (i) Interpublic Group Cos Inc.,
(ii) Omnicom Group Inc., (iii) True North Communications, (iv) Cordiant ADS, (v) Grey Advertising, (vi) WPP Group, and (vii) Young & Rubicam.

          C.   Rights Cumulative.  All rights and remedies of Landlord and
               -----------------
Tenant under this Lease shall be cumulative, and none shall exclude any other rights and remedies allowed by law.

          D.   Interest.  All payments becoming due under this Lease and
               --------
remaining unpaid when due shall bear interest until paid at the rate of two percent per annum above the Prime Rate (but in no event at a rate which is more than the highest rate which is at the time lawful in the State of Illinois).

          E.   Terms.  The necessary grammatical changes required to make the
               -----
provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.

          F.   Successors and Assigns.  Any reference in this Lease to Landlord
               ----------------------
or Tenant shall extend also to its respective successors and assigns, unless expressly provided to the contrary. Each of the provisions of this Lease shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this Paragraph 27.F. shall not permit any assignment by Tenant contrary to the provisions of Paragraph 16 hereof.

          G.   Lease Contains All Terms.  All of the representations and
               ------------------------
obligations of Landlord and Tenant are contained herein and in the Exhibits attached hereto, and no modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon the Landlord or Tenant unless in writing signed by Landlord or Tenant, as the case may be, or by a duly authorized agent of Landlord or Tenant, as the case may be, empowered by a written authority signed by Landlord or Tenant, as the case may be.

          H.   Delivery for Examination.  Submission of the Lease for
               ------------------------
examination shall not bind either party in any manner, and no Lease or obligations by either party shall arise until this instrument is signed by both Landlord and Tenant and delivery is made to each.

          I.   Transfer of Landlord's Interest.  Tenant acknowledges that
               -------------------------------
Landlord and any of its successors and assigns may assign its interest in this Lease to a mortgage lender as additional security on condition that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder. Notwithstanding aforesaid, Tenant agrees that the then Landlord shall not be liable for any acts or omissions on the part of any successor, assignee or transferee of Landlord after Landlord has made a bona fide conveyance of ownership of the Land and Building.

          J.   Landlord's Title.  Landlord's title is and always shall be
               ----------------
paramount to the title of Tenant. Nothing herein contained shall empower Tenant to commit or engage in any act which can, shall or may encumber the title of Landlord.

          K.   Recording.  This Lease may be recorded by Tenant, and Tenant may
               ---------
record a memorandum thereof in form and substance reasonably approved by Landlord.

          L.   Captions.  The captions of Paragraphs and subparagraphs are for
               --------
convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such paragraphs or subparagraphs.

          M.   Only Landlord/Tenant Relationship.  Nothing contained in this
               ---------------------------------
Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

          N.   Application of Payments.  Landlord shall have the right to apply
               -----------------------
payments received from Tenant pursuant to this Lease (regardless of Tenant's designation of such payments) to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its reasonable discretion, may elect.

          O.   Time of Essence.  Time is of the essence of this Lease and each
               ---------------
of its provisions.

          P.   Governing Law.  Interpretation of this Lease shall be governed by
               -------------
the law of the State of Illinois.

          Q.   Partial Invalidity.  If any term, provision, or condition
               ------------------
contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease (or the application of such term, provision or condition to persons or circumstances other than those in respect of which it is invalid or unenforceable) shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

          R.   Sculptures.  As long as Tenant (including any Affiliate and
               ----------
Successor Entity) occupies at least 400,000 RSF in the Building, Landlord hereby agrees to keep all sculptures located in the Building lobby as of the date hereof in the Building lobby.

     28.  LANDLORD'S SPECIAL COVENANTS.  Landlord covenants and agrees with
          ----------------------------
Tenant that:

          A.   Parking.  Tenant shall have the right to lease for the initial
               -------
fifteen (15) years of the Term up to 75 parking spaces in the Building's underground garage at the rate of $250.00 per space, per month (inclusive of all taxes), which amount shall not be subject to escalation; except that in addition to, and concurrently with, the payment of the foregoing $250 parking charge, Tenant shall pay to Landlord for each of its parking spaces, the $30.00 per month tax/fee imposed by the City of Chicago upon Landlord for each vehicle parked in the garage. Landlord and Tenant acknowledge and agree that Tenant shall not be responsible for any increases to the foregoing City of Chicago tax/fee or any new parking taxes or fees, but said $30.00 per month tax/fee shall be reduced by the amount of any reduction, if any, to the foregoing tax/fee levied by the City of Chicago. Such spaces shall be for the exclusive use by Tenant and shall be in locations designated by Tenant, such rights to extend through the term of this Lease and any extensions thereof, and to include the right to sublease such spaces. In addition, Tenant shall be entitled, at regular annual Building rates therefor, to any parking spaces which were rented by the immediately preceding tenants in space added to the Premises after the Commencement Date. Tenant may release such parking spaces, or any thereof, so leased at any time(s) on not less than thirty (30) days' notice and shall not have any rights for the number of spaces so released at any time thereafter. Tenant may request additional parking spaces over and above the 75 space allocation which, subject to availability, shall be provided at the monthly rate then prevailing in similar parking structures in downtown Chicago. Landlord shall provide reduced parking rates for bikes and motorcycles consistent with rates for bikes and motorcycles charged by similar parking structures in downtown Chicago. Landlord shall continue to provide the amount, type and quality of parking services which Landlord provides as of the date hereof, including, but not limited to, car washes. If in the future Landlord provides reserved parking spaces to other tenants in the Building, Landlord shall also provide Tenant with the same right to have reserved parking as provided to such other tenant.

     Landlord acknowledges that Tenant has a storage and workshop space on level P-2 of the Building's parking garage (the "Storage and Workshop Space"), which the parties acknowledge and agree contains approximately 1,500 RSF and occupies six (6) parking spaces. With respect to the Storage and Workshop Space, on or before the Commencement Date, Tenant shall, in Tenant's sole discretion, either
(i) vacate the Storage and Workshop Space and remove all of Tenant's belongings from the Storage and Workshop Space, (ii) elect to have the six (6) spaces of the Storage and Workshop Space included as part of the aforementioned 75 parking spaces allocated to Tenant or (iii) elect to lease the six (6) spaces of the Storage and Workshop Space for the Term and to pay for such six (6) spaces at the monthly rate for parking spaces charged by Landlord for spaces in the Building's parking garage other than Tenant's 75 spaces.

          B.   Communication System.  Tenant shall have the right to maintain
               --------------------
any satellite, microwave, or other communication systems, if any, belonging to Tenant and installed upon the Building's roof as of the Commencement Date hereof. In addition, Tenant shall have the right at any time during the Term (or any extension thereof) to lease from Landlord up to 400 contiguous square feet of additional space on the roof of the Building at no cost to Tenant for a satellite, microwave or other communications system, so long as such system does not impair the use by other tenants of their space in the Building or other satellite, microwave or other communication systems then installed, or in Landlord's reasonable judgment, compromise the aesthetics of the Building. Once Tenant installs any of the foregoing systems, Landlord shall not enter into any new agreements with any other tenants for the installation of a satellite, microwave or other communications system which impairs the use by Tenant of: (i) its space in the Building, or (ii) any satellite, microwave or other communication systems then installed by Tenant. Tenant shall submit plans for such system and the names of the contractors who will be installing such system, all of which shall be subject to Landlord's reasonable approval. Tenant shall pay all costs related to the installation, operation and maintenance of such system, including without limitation, the cost of any structural modifications to the Building made by Landlord and necessary, in the opinion of Landlord's structural engineer, to accommodate the system. Tenant shall, at Landlord's option, remove any system(s) at the expiration of the Term, unless the Term is extended, in which case Tenant shall, at Landlord's option, remove the system(s) at the expiration of the Term as extended. In each case, Tenant shall restore the Building to the condition existing prior to the installation of any such system(s). Tenant shall secure all zoning and regulatory approvals necessary for the system, at its expense.

          C.   Right of First Refusal for Roof Space. In addition to the above
               -------------------------------------
rights to rent space on the roof, Landlord hereby grants Tenant a right of first refusal for any proposed leasing of space on the roof of the Building to any other party. At such time as Landlord desires to enter into a lease of any part or portion of the space on the roof of the Building with a bona fide tenant, Landlord shall give Tenant written notice of the terms and conditions of the proposed lease. Tenant shall have ten (10) business days from the receipt of such notice to notify Landlord in writing that Tenant elects to lease said space on the same terms and conditions as contained in Landlord's notice, and in such case, Landlord and Tenant shall then enter into a lease of said space. If Tenant exercises this right, Tenant shall in fact use said roof space for satellite, microwave or communications purposes. In the event Tenant does not exercise such election within said ten (10) day period, then Tenant shall be deemed to have waived this right of first refusal for the proposed lease, but such waiver shall be only for the lease proposed in Landlord's notice and not for any subsequent proposed lease of space on the roof. If the proposed lease does not become effective within ninety (90) days after Landlord's notice, then Tenant shall again have this right of first refusal with respect to that proposed lease. In no event shall Landlord allow any roof space to be used in a manner that unreasonably interferes with Tenant's satellite, microwave or other communications system on the roof.

          D.   Landlord's Alterations After Construction.  Other than as is
               -----------------------------------------
specifically allowed under the paragraphs of this Lease, so long as Tenant (including any Affiliate or Successor Entity) occupies at least 400,000 RSF of the Building and is not in default hereunder (beyond any applicable cure period), then the Landlord shall not, without in each case obtaining the prior written consent of Tenant, construct, install or make any major alteration to, or change in, the exterior or facade of the Building, elevator lobby design or signage, elevator cab upgrades, bathroom upgrades or corework, unless such major alterations or changes are approved by Tenant, such approval not to be unreasonably withheld or delayed.

     29.  NOTICES.  All notices to be given under this Lease shall be in writing
          -------
and delivered personally or deposited in the United States mail, certified or registered mail with return receipt requested, postage prepaid, addressed as follows:

          A.   If to Landlord, to:

               The John Buck Company
               233 South Wacker Drive
               Suite 550
               Chicago, Illinois  60606

               Attention:  President

               and to:

               Starwood Capital Group, L.P.
               Three Pickwick Plaza
               Suite 250
               Greenwich, Connecticut 06830
               Attention:  Madison Grose and Jonathan Eilian

or to such other person or such other address designated by notice sent by Landlord to Tenant.

          B.   If to Tenant:

               Leo Burnett Company, Inc.
               35 West Wacker Drive
               Chicago, Illinois  60601
               Attention:  General Counsel



               with a copy (in the case of notice of default) to the attention of:


               Kirkland & Ellis
               200 East Randolph Drive
               Chicago, Illinois 60601
               Attention: Stephen G. Tomlinson, Esq.

or to such other address as is designated by Tenant in a notice to Landlord.

          Notice by mail shall be deemed to have been given on the second business day after deposit in the United States mail as aforesaid.

     30.  TENANT'S EXPANSION
          ------------------

          A. Tenant shall have and is hereby granted the options to add the Expansion Space (hereinafter described in the following table), for the remaining Term of this Lease and any extensions thereof upon the same terms, covenants and conditions contained in this Lease, except for the payment of Base Rent (which shall be payable in the amounts described below) and except as otherwise specifically provided in this Paragraph 30. Tenant's obligation to pay Tenant's Expense Participation Amount, Base Rent and any other Rent or Additional Rent for any particular Expansion Space shall commence on the date such space is actually made available to Tenant to be added to the Premises. In the event that Tenant exercises its expansion option(s) pursuant to this Paragraph 30, the Expansion Space thereby added to the Premises shall become a part of the Premises for all purposes of this Lease, and any reference to the term "Premises" shall be deemed to refer to and include any such Expansion Space, except as otherwise expressly provided otherwise in this Lease.


                                                                              (iv)
                                                      (iii)                 Base Rent
                                                 Period, based on           when such
                                                 anniversaries of             Space
                                                Commencement Date,           becomes
        (i)                 (ii)                within which Space           part of
       Space                                      becomes part                 the
       Called               Floor                of the Premises             Premises
-------------------  -------------------  ------------------------------ -------------------
"First                    32nd floor        Six months before to             95% of
 Expansion              25,000 square       six months after 5th [2002]      "Market
 Space"                     feet            anniversary                      Rate"


 "Second                  38th floor        Six months before to             95% of
  Expansion             25,000 square       six months after 10th            "Market
  Space"                    feet            [2007] anniversary               Rate"


          B. Tenant's options to expand shall be exercised as follows: On each occasion, Landlord shall give Tenant notice of each particular Expansion Space, the dates on which such spaces will be tendered to Tenant (the "Specification Notice"), and the rent for such Expansion Space, not less than fifteen (15) months prior to the earliest date stated in the Specification Notice for delivery of any such Expansion Space (the "Availability Date"). Tenant shall deliver a non-binding written notice to Landlord of its intent to exercise its option to expand not less than thirteen (13) months prior to the Availability Date of the Expansion Space (the "Option Notice"). If Tenant does not agree to the rent specified in the Specification Notice, Tenant shall state in its Option Notice that is desires the Market Rate to be calculated pursuant to Paragraph 30.G. Thereafter, the Market Rate for the particular Expansion Space will be so calculated. Such calculation shall reflect the Market Rate that would be payable per annum for a term commencing on the first day of the term for the particular Expansion Space with respect to which the calculation is being made, provided that such calculations shall be final and shall not be recalculated at the actual commencement of such Expansion Space term (if any). If Tenant fails to give its non-binding written notice of its intent to exercise its option to expand when due as hereinabove provided, Tenant will be deemed to have waived such option to expand.

          If Tenant exercises its expansion option, Landlord shall deliver possession of each particular Expansion Space to Tenant within a period extending six (6) months prior to, until six (6) months after, the Availability Date contained in the Specification Notice (the "Delivery Window"). Landlord shall use reasonable efforts to deliver the Expansion Space to Tenant within the Delivery Window and Landlord shall take all commercially reasonable actions to remove holdover tenants from the Expansion Space. Landlord acknowledges that remedies at law will not be adequate for the damages Tenant will incur for a failure by Landlord to deliver the Expansion Space within the Delivery Window. Therefore, if Landlord fails to deliver the Expansion Space within the Delivery Window, Tenant may pursue an action for specific performance. In addition, Landlord shall have the right, by notice to Tenant from time to time at least six (6) months prior to the then current Availability Date for any floor of any Expansion Space, to change the location of such floor, provided that if the floor or floors being replaced were to be contiguous to the Premises when added to the Premises, the replacement floor or floors so designated must also be contiguous to the Premises when added to the Premises. Tenant's right to add floors pursuant to these subparagraphs 30.A. and 30.B. shall be exercised in full floor increments.

          C. Each Expansion Space (or part thereof) shall become part of the Premises and, except as provided in Paragraph 30.B., Tenant's rental obligation for such Expansion Space (or part thereof) shall commence upon its delivery to Tenant in accordance with Paragraphs 30.A. and 30.B.

          D. Notwithstanding anything to the contrary contained herein, (i) if Tenant exercises its first Contraction Option set forth in Paragraph 31 (i.e. year 2000), Landlord may designate the Contraction Space set forth in the 2000 Contraction Option as the First Optional Expansion Space; and (ii) if Tenant exercises its second Contraction Option set forth in Paragraph 31 (i.e. year
2005), Landlord may designate the Contraction Space set forth in such 2005 Contraction Option as the Second Optional Expansion Space. Landlord shall not lease space of less than 3,000 RSF on any floor which is subject to any of Tenant's expansion options without the prior written consent of Tenant, which consent may be withheld in Tenant's sole discretion.

          E. Tenant's notice of exercise of an option for Optional Expansion Space or notice of exercise of any other rights or options granted pursuant to Paragraphs 31, 32, 34 and 35 of this Lease shall be effective only if at the time of service of such notice of exercise the following conditions (the "Expansion Conditions") shall be satisfied:

          (1) Landlord shall not have notified Tenant that Tenant is in default in the performance of any of the monetary or material non-monetary terms, covenants, and conditions contained in this Lease which default has not been cured;

          (2) This Lease shall not have been terminated and shall be in full force and effect; and

          (3) There shall not have been any assignment of Tenant's interest in this Lease except as provided in Paragraph 30.H.

          F. The Base Rent for the First Expansion Space and Second Expansion Space (as the case may be) shall be at a rate equal to 95% of the Market Rate (defined hereinafter) for such space. For purposes of this Paragraph 30, "Market
                                                                          ------
Rate" shall mean the fair net rental per annum (which shall be net of all Taxes
----
and Operating Expenses) for a lease (but not a sublease) by a new tenant for "comparable space" (hereinafter defined) for a period commencing when the fair net rental being determined would first be payable, assuming no rent abatements of any kind per rentable square foot, for a term equal to the number of years remaining in the Term (including any Extension Term, with respect to which Tenant has delivered its final binding written notice pursuant to Paragraph 34). The calculation of Market Rate shall be calculated on a net present value basis and shall take into account (and the fair net rental shall be decreased by the present value of any then market brokers' commission and of any then market tenant improvement, free rent other concession which would be available to a new tenant, and shall also take into account (and the fair net rental shall be increased by) the present value of the cost of any actual brokers' commission or actual tenant improvement, free rent or other concession, if any, agreed by the Landlord and Tenant to be payable or to be granted to Tenant in connection with the particular expansion option with respect to which Tenant has given its non-binding notice. The calculation of Market Rate shall also be based on the assumption that there will be no financial escalation of Rent or stepping of Rent or similar increases over time other than the 2.5% annual increase to Base Rent provided for in Paragraph 4. The calculation of Market Rate shall also take into account that Tenant pays Tenant's Proportionate Share of the Operating Costs and Taxes in each fiscal year. As used herein, the term "comparable space" means similar space in office buildings in the central business district of Chicago where the Building is located, which are comparable to the Building in reputation, quality, age, size, location, and level and quality of services provided, and which have similar occupancy of the Building, but excluding those leases where tenants have an equity interest in the building.

          G. For purposes of Paragraphs 30 and 34 of this Lease "Market Rate" shall be determined as follows:

          (1) On or before five (5) days after the time at which Tenant must provide the Landlord with its non-binding written notice under this Lease of its intent to exercise any of its rights to: (i) expand the Premises under this Paragraph 30 or, (ii) extend the Term of this Lease under Paragraph 34, Landlord and Tenant shall commence negotiations to agree upon the Market Rate (to be multiplied by the RSF in the Premises) applicable thereto. If the Landlord and Tenant are unable to reach agreement on the Market Rate within twenty-one (21) days after the date negotiations commenced, then the Market Rate shall be determined in accordance with Paragraph 30.G.(2) below.

          (2) If the Landlord and Tenant are unable to reach agreement on the Market Rate within said twenty-one (21) day period, then within seven (7) days, the Landlord and Tenant shall each simultaneously submit to each other in a sealed envelope its good faith estimate of the Market Rate (each, a "Good Faith Estimate"). If the higher of such estimates is not more than one hundred five percent (105%) of the lower of such estimates then the Market Rate shall be the average of the two estimates and shall be final and binding on Landlord and Tenant and Tenant's Option Notice shall become binding upon Tenant. Otherwise, within five (5) days after the expiration of such seven (7) day period Tenant may submit the question to arbitration in accordance with Paragraph 30.G.(3) below.

          (3) If the Landlord and Tenant are unable to agree upon the Market Rate by exchange of Good Faith Estimates, then Tenant may, by written notice to Landlord within five (5) days after the exchange of Good Faith Estimates pursuant to Paragraph 30.G.(2) above, request to resolve the dispute by arbitration, whereupon Tenant's Option Notice shall become binding upon Tenant. If Tenant does not provide such notice within the aforementioned five (5) days, Tenant will be deemed to have waived its option to expand under this Paragraph 30 or its option to extend the Term of this Lease under Paragraph 34, as applicable. Within seven (7) days after the receipt of such request, the parties shall select, as an arbitrator, a mutually acceptable independent MAI appraiser with experience in real estate activities, including at least five (5) years experience in appraising office space in the central business district of the City of Chicago (a "Qualified Appraiser"). If the parties cannot agree on a
                 -------------------
     Qualified Appraiser, then within a second period of seven (7) days, each shall elect a Qualified Appraiser and within ten (10) days thereafter the two appointed Qualified Appraisers shall select a third Qualified Appraiser and the third Qualified Appraiser shall be the arbitrator and shall determine the Market Rate. If one party shall fail to make such appointment within said second seven (7) day period, then the Qualified Appraiser chosen by the other party shall be the sole arbitrator.

          (4) Once the arbitrator has been selected as provided in Paragraph 30.G.(3) above, then, as soon thereafter as practicable but in any case within twenty-one (21) days, the arbitrator shall select one of the two Good Faith Estimates of Market Rate previously submitted by the Landlord and Tenant in accordance with 30.G.(2) above, which shall be the one that is closer to the fair market net rental value as determined by the arbitrator. The value so selected shall be the Market Rate. The decision of the arbitrator as to the Market Rate shall be submitted in writing to, and be final and binding on, the Landlord and Tenant. If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons, including but not limited to, legal counsel, brokers, architects or engineers, to provide such expert advice. The party whose estimate is not chosen by the arbitrator shall pay the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any counsel or expert engaged directly by the Landlord or Tenant, however, shall be borne by the party obtaining such counsel or expert.

          H. The provisions of this Paragraph 30 and Paragraphs 31, 32 and 34, and 35 shall apply only to Tenant, and shall not inure to the benefit of any assignee of Tenant other than (i) any party resulting from a merger or consolidation with Tenant so long as Tenant or an Affiliate is the dominant and controlling party after such merger, (ii) any party succeeding to the business and assets of Tenant, or (iii) any Affiliate of Tenant.

          I. Any space added to the Premises pursuant to this Paragraph 30 shall be delivered by Landlord to Tenant in broom clean condition, but otherwise as is, and Landlord shall have no obligation to contribute to the cost of any construction or remodeling by Tenant.

          J. Promptly after Tenant's exercise of any expansion option, Landlord shall prepare an amendment to the Lease, in a form reasonably satisfactory to Landlord and Tenant, to reflect the increase to the size of the Premises and Tenant's Proportionate Share and any other appropriate terms, due to the exercise of such expansion option. Tenant shall execute and return such an amendment to the Lease within fifteen (15) days after its submission to Tenant.

     31.  CONTRACTION OPTION.  Tenant shall, provided that all the Expansion
          ------------------
Conditions are then satisfied, have the option (the "Contraction Option") to
                                                     ------------------
exclude from the Premises an area of one full floor of Premises designated by Tenant as hereinafter provided, which contraction will be effective as of February 28, 2000, 2005, and 2010 (the "Contraction Date"). Space designated by
                                        ----------------
Tenant to be excluded from the Premises (the "Contraction Space") must be at a
                                              -----------------
non-contiguous floor or the upper [or lower] end of the largest contiguous block of space then leased by Tenant.

The Contraction Option shall be exercised, time being of the essence, by notice given by Tenant to Landlord, on or before twelve (12) months prior to any such Contraction Date identifying the Contraction Space (the "Contraction Notice").
                                                         ------------------
Each time Tenant fails to timely deliver its Contraction Notice, Tenant will be deemed to have waived such Contraction Option for the applicable Lease year. If Tenant timely delivers its Contraction Notice, then as of the relevant Contraction Date: (i) Tenant shall vacate the Contraction Space and surrender possession thereof to Landlord in accordance with the requirements of this Lease; (ii) the Rentable Area of the Premises shall be reduced by the Rentable Area of the Contraction Space so surrendered; and (iii) Tenant's Proportionate Share shall be reduced by a percentage derived by dividing the Rentable Area of the Contraction Space surrendered by the Rentable Area of the Office Portion of the Building. If Tenant fails to completely vacate the Contraction Space and surrender possession thereof to Landlord in accordance with Paragraph 17 of the Lease on or before the Contraction Date, such failure shall be treated as a holding over by Tenant, and Landlord shall be entitled to all of its remedies thereof pursuant to Paragraph 18 of this Lease. Notwithstanding any such vacation and surrender, Tenant shall remain liable for the payment to Landlord of all rent and other sums due or accrued, and for the performance and keeping of all the covenants, agreements and obligations under this Lease to be performed, paid and kept by Tenant with respect to the Contraction Space prior to the Contraction Date. Promptly after Tenant's exercise of its Contraction Option, Landlord shall prepare an amendment to the Lease in a form reasonably satisfactory to Landlord and Tenant to reflect the reduction to the size of the Premises and Tenant's Proportionate Share and any other appropriate terms, due to the return of the Contraction Space. Tenant shall execute and return such an amendment to the Lease within fifteen (15) days after its submission to Tenant.

     32.  RIGHT OF FIRST REFUSAL. Provided Tenant (including any Affiliate or
          ----------------------
Successor Entity) occupies at least 400,000 RSF in the Building and is not in default hereunder (beyond any applicable cure period), subject to Paragraph 32.B. below, and subject to any expansion, renewal, first offer, and first refusal options of any current tenant(s) in the Building (individually, the "Prior Tenant") during the Term of this Lease, Tenant shall, provided all
 ------------
Expansion Conditions are then satisfied, have and is hereby granted a right of first refusal on any space in the Building of 5,000 RSF or more, that is not originally demised to Tenant under this Lease (collectively, the "Refusal
                                                                  -------
Space"), which right shall be exercised in accordance with the procedures set
-----
forth in Paragraph 32.A. below.

          A. If at any time during the Term of this Lease any Refusal Space becomes available for lease to anyone other than a Prior Tenant, Landlord shall give written notice thereof to Tenant ("Landlord's Refusal Notice"). Landlord's
                                        -------------------------
Refusal Notice must be given not less than six (6) months nor more than twelve
(12) months in advance of such availability and shall contain a summary of the terms upon which Landlord intends to offer the Refusal Space for lease to the market (the "Third Party Lease"). Landlord's Refusal Notice shall specifically indicate the monthly payment stream (the "Monthly Payment"). The Monthly Payment is a level monthly payment over the term of the Third Party Lease which, when discounted at a monthly equivalent rate equal to a ten percent (10%) annual rate, for the term of the Third Party Lease, equals the same net present value as the economic terms (including, but not limited to, the net rental rate, free rent period, tenant improvement allowances and leasing commissions) of the Third Party Lease. Such Monthly Payment shall be the monthly rental rate for the Refusal Space. Tenant shall notify Landlord in writing within fifteen (15) days of receipt of Landlord's Refusal Notice whether it desires to lease the Refusal Space on the terms set forth in Landlord's Refusal Notice; and failure to notify Landlord within said fifteen (15) day period shall be deemed a refusal by Tenant. After any such refusal or deemed refusal, Tenant shall have no further rights to such Refusal Space and Landlord shall be free to lease such space to any person or entity for any term, subject to Tenant's other options set forth in this Lease and subject to the following conditions:

               (i) The net present value as of the proposed commencement date of the Third Party Lease expressed as a single dollar figure, discounted using a rate of ten percent (10%) per annum, of all rent (other than such tenant's proportionate share of operating expenses and taxes) of whatever nature or however denominated for the term of the Third Party Lease less such net present value of all other proposed economic terms of the Third Party Lease shall not be less than ninety-five percent (95%) of the comparable amount determined by using the economic terms set forth in the Landlord's Refusal Notice for the space in question;

               (ii) The Third Party Lease must be executed within six (6) months after the date of the Landlord's Refusal Notice; and

               (iii) If a Third Party Lease does not meet the foregoing conditions, then Landlord shall not enter into the Third Party Lease until Landlord again complies with the provisions of this Paragraph 32 by delivering a new Landlord's Refusal Notice to Tenant and Tenant does not exercise its right of first refusal to lease such space on the terms and conditions set forth in the second Landlord's Refusal Notice within the applicable time periods.

Upon the expiration of the Third Party Lease, Tenant shall again have a right of first refusal on the terms set forth in this Paragraph 32 with respect to the space covered thereby.

          B. If Tenant exercises its right of first refusal with respect to such Refusal Space, such space shall be added to the Premises subject to the following:

               (i) If Tenant exercises its right of first refusal for a Refusal Space within the first ten (10) Calendar Years of the Term of the Lease, such Refusal Space shall be added to the Premises for the remaining Term of the Lease (including any exercised Extension Term(s)) on (i) all of the terms, covenants and conditions specified in Landlord's Refusal Notice (including, but not limited to, the Monthly Payment), and (ii) the terms, covenants and conditions of this Lease to the extent that such terms, covenants and conditions of this Lease do not conflict with Landlord's Refusal Notice;

               (ii) If Tenant exercises its right of first refusal for a Refusal Space after the first ten (10) Calendar Years of the Term of the Lease, and such Refusal Space is less than 50,000 RSF, then such Refusal Space shall be added to the Premises for the remaining Term of the Lease (including any exercised Extension Term(s)) on (i) all of the terms, covenants and conditions specified in Landlord's Refusal Notice (including, but not limited to, the Monthly Payment), and (ii) the terms, covenants and conditions of this Lease to the extent that such terms, covenants and conditions of this Lease do not conflict with Landlord's Refusal Notice;

               (iii) If Tenant exercises its right of first refusal for a Refusal Space after the first ten (10) Calendar Years of the Term of the Lease, and such Refusal Space is greater than 50,000 RSF, then such Refusal Space shall be added to the Premises for the term indicated in the Landlord's Refusal Notice, up to a maximum term of ten (10) years, on (i) all of the terms, covenants and conditions specified in Landlord's Refusal Notice (including, but not limited to, the Monthly Payment), and (ii) the terms, covenants and conditions of this Lease to the extent that such terms, covenants and conditions of this Lease do not conflict with Landlord's Refusal Notice.

provided, however, that notwithstanding anything contained herein to the contrary during the Extension Terms, if any, rent and all other economic terms applicable to any Refusal Space shall be adjusted in the manner provided in Paragraph 34 hereof, and the rent and other economic terms described in Landlord's Refusal Notice shall not apply in any Extension Term. Any Refusal Space added to the Premises pursuant to this Paragraph 32.B. shall become a part of the Premises for all purposes of this Lease, and any reference in this Lease to the term "Premises" shall be deemed to refer to and include such portion of the Refusal Space, except as expressly provided otherwise in this Lease.

          C. Promptly after Tenant's exercise of its right of first refusal pursuant to this Paragraph 32., Landlord shall prepare an amendment to the Lease, in a form reasonably satisfactory to Landlord and Tenant, to reflect changes in the size of the Premises, Base Rent, Tenant's Proportionate Share and any other appropriate terms, due to the addition of the Refusal Space. Tenant shall execute and return such an amendment to the Lease within fifteen (15) days after its submission to Tenant.

     33.  LIMITATIONS ON LIABILITY; CONFIDENTIALITY..
          -----------------------------------------

          It is expressly understood and agreed by Tenant that none of Landlord's covenants, undertakings or agreements are made or intended as personal covenants, undertakings or agreements by Landlord, or its beneficiaries, and any liability for damage or breach or nonperformance by Landlord shall be collectible only out of Landlord's interest in the Building and Land, if any, and no personal liability is assumed by, nor at any time may be asserted against Landlord, its beneficiaries or any of their heirs, legal representatives, successors and assigns, all such liabilities, if any, being expressly waived and released by Tenant.

          Landlord further agrees, subject to the terms and provisions below, and except as specifically set forth herein, to keep confidential any non-public financial information of Tenant or its shareholders disclosed to Landlord under the provisions of this Lease; provided, however, that nothing herein shall restrict or prohibit disclosure of any such information: (a) that was or becomes generally available to the public other than as a result of disclosure by Landlord; (b) that was or becomes available on a non-confidential basis from a source other than Tenant (provided that such source was not bound by a confidentiality agreement with Tenant known to Landlord after reasonable inquiries, if any, which a reasonable person under the circumstances would have made); (c) to the extent required by statute, rule, regulation, law, governmental authority or judicial process; (d) to any of the following: (i) any entity which controls, is controlled by or is under common control with Landlord; (ii) any successor of Landlord; and/or (iii) any actual or potential purchaser, assignee or transferee of all or any portion of the Building; (e) in connection with Landlord's administration of the Lease, to any of its examiners, accountants, attorneys, consultants, appraisers, auditors or agents, to the extent reasonably required; or (f) to any other person or entity to the extent reasonably required in connection with any litigation, or proceeding to enforce remedies under this Lease. Landlord shall require that those persons and entities to whom disclosure is made pursuant to Paragraph 33(d) and (e), agree
                                                ---------------     ---
to be bound by the provisions of this Paragraph 33. In the event disclosure is
                                      ------------
required to be made pursuant to Paragraph 33(c), Landlord shall give Tenant
                                ---------------
notice thereof as promptly as practicable under the circumstances and Tenant shall have the right to seek an appropriate protective order (the "Confidentiality Requirements"). The provisions of this

Paragraph 33 shall supersede in their entirety all prior agreements and
------------
understandings concerning confidentiality or disclosure of information entered into by Landlord and Tenant (or a parent, subsidiary of affiliate of either or both of the foregoing) with respect to the matters set forth herein.

     34.  TENANT'S OPTIONS TO EXTEND.   Tenant shall, provided that all of the
          --------------------------
Expansion Conditions are then satisfied, have the right to extend the term of this Lease for four additional periods of five (5) years each (each such period is called an "Extension Term"). Each Extension Term shall be upon the same
              --------------
terms, covenants and conditions contained in this Lease, except the amount of the annual Base Rent payable during any Extension Term, and any reference in the Lease to the "Term" of the Lease shall be deemed to include any Extension Term and apply thereto, unless it is expressly provided otherwise. Tenant shall have no extension option beyond the aforesaid four consecutive five year extension options. Any termination of this Lease during the initial Term of this Lease shall terminate all rights under this Paragraph 34.

          A. The Base Rent during an Extension Term for any space then constituting a portion of the Premises (including, without limitation, any Expansion Space) shall be at a rate equal to 95% of the "Market Rate". For purposes of this Paragraph 34, "Market Rate" shall mean the fair net rental per
                                -----------
annum (which shall be net of all Taxes and Operating Expenses) for a period commencing when the fair net rental being determined would first be payable, assuming no rent abatements of any kind, per rentable square foot for an existing tenant entering into any renewal lease for "comparable space" (hereinafter defined), for a term equal to the Extension Term, but excluding any renewal by an existing tenant at a rent agreed to at an earlier date pursuant to a tenant's renewal option. The calculation of Market Rate shall be calculated on a net present value basis and shall take into account (and the fair net rental shall be increased by) the present value of the cost of any actual brokers' commission or actual tenant improvement, free rent or other concession, if any, agreed by the Landlord and Tenant to be payable or to be granted to Tenant in connection with the particular extension option with respect to which Tenant has given its non-binding notice). The calculation of Market Rate shall also be based on the assumption that there will be no financial escalation of Rent or stepping of Rent or similar increases over time. The calculation of Market Rate shall also take into account that Tenant pays Tenant's Proportionate Share of the Operating Costs and Taxes in each fiscal year. As used herein, the term "comparable space" means similar size space in office buildings in the central business district of Chicago where the Building is located, which are comparable to the Building in reputation, quality, age, size, location, and level and quality of services provided, and which have similar occupancy of the Building, but excluding those leases where tenants have an equity interest in the building.

          B. Each option to extend shall be exercised by Tenant giving non-binding notice to Landlord not later than eighteen (18) months prior to the end of the initial Term (or 18 months prior to the end of the first, second, or third extensions thereof, as the case may be), to extend the Term of this Lease (the "Extension Notice"). Thereafter, the Market Rate for the particular Extension Term shall be calculated pursuant to Paragraph 30.G. Such calculation shall reflect the Market Rate that would be payable per annum for a term commencing on the first day of the particular Extension Term with respect to which the calculation is being made, provided that such recalculation shall be final and shall not be recalculated at the actual commencement of such Extension Term. If Tenant fails to timely give the Extension Notice, Tenant will be deemed to have waived such option to extend. If Tenant fails to exercise any particular option to extend set forth herein, then all subsequent options to extend the Term shall expire.

     35.  RIGHT OF FIRST OFFER TO PURCHASE.
          --------------------------------

          A.   Right of First Offer.  Subject to and upon the terms and
               --------------------
conditions hereinafter set forth, Landlord hereby grants to Tenant the right of first offer (herein sometimes called the "Right of First Offer") during the Term
                                          --------------------
(including any Extension Term) to purchase the Building and Land, or any portion thereof or interest therein (herein referred to as the "Offered Property"), in
                                                        ----------------
the event Landlord elects, at any time during the Lease Term, to offer the Offered Property for sale. If, during the Lease Term, Landlord elects to offer the Offered Property for Sale, Landlord shall give written notice ("Notice of
                                                                     ---------
Offer") to Tenant setting forth the cash price at which Landlord intends to
-----
offer the Offered Property for sale, together with the other material terms and conditions of such offer (herein called the "Offer"). Tenant shall have the
                                             -----
right, at its option, exercisable as hereinafter provided, to purchase the Offered Property for the price and on the same terms and conditions set forth in the Offer.

          B.   Exercise.  Provided that all the Expansion Conditions are then
               --------
satisfied, the Right of First Offer shall be exercised, if at all, by Tenant giving written notice of exercise thereof (a "First Offer Notice") to Landlord
                                              ------------------
within 30 calendar days (the "First Offer Notice Period") after receipt by
                              -------------------------
Tenant of the Notice of Offer and pursuant to Paragraph 35.A. If Tenant provides Landlord with a First Offer Notice, Tenant shall have three (3) months to close under the terms of the Offer. If Tenant fails to close within such period, then Tenant's Right of First Offer shall terminate.

          C.   Non-Exercise.  In the event Tenant does not timely exercise its
               ------------
Right of First Offer with respect to any Notice of Offer, Landlord shall have six (6) months to market the Offered Property covered by the subject Offer to any third party who is willing to purchase the Offered Property in accordance with such Offer. If no contract is executed within said six (6) month period, Tenant's Right of First Offer with respect to the Offered Property shall be reinstated. Should Landlord materially change the economic or financial terms of the Offer presented to Tenant, or enter into a contract or contract amendment which materially changes the economic or financial terms of the Offer presented to Tenant, then such modified or amended Offer or contract, as the case may be, shall constitute a new Offer hereunder and Tenant's Right of First Offer shall apply thereto, obligating Landlord to present such new Offer to Tenant and entitling Tenant the right to exercise the Right of First Offer as to such new Offer in the manner hereinbefore provided. For the purposes of this Paragraph 35.C., a "material" change in the economic terms of the Offer shall mean a change in the total economic terms of the Offer of greater than or equal to 3%. In the event of any sale to a third party in accordance with the requirements of this Paragraph 35, upon the closing of such purchase this Right of First Offer shall be deemed to automatically expire with respect to the Offered Property and Tenant, at Landlord's request, shall promptly execute and deliver to Landlord an instrument releasing and quitclaiming any and all interest Tenant would otherwise have under this Paragraph 35 to the purchaser of the Offered Property.

          D.   Third Party Offers.  Any offer made by a third party to Landlord
               ------------------
for the purchase of the Offered Property, other than in lieu of condemnation, shall give Tenant the same rights under this Paragraph 35 as if such offer were an offer made by Landlord for the sale of the Offered Property.

          E.   Exceptions to Right of First Offer. Tenant's Right of First Offer
               ----------------------------------
shall not apply to: (a) any Offered Property acquired by a third party in a condemnation proceeding or a conveyance in lieu of condemnation; (b) any conveyance resulting from the foreclosure of a mortgage or other instrument encumbering the Offered Property, or any deed (or transfer or other form of conveyance or assignment) given or made in lieu of such foreclosure; (c) any transfer by a partnership to any of its partners; (d) any transfer between or among partners; (e) any transfer to an affiliate of Landlord. As used herein the term "affiliate" means any equity holder of the transferring entity, any corporation or entity owned or controlled, directly or indirectly, by the transferring entity.

     36.  CONSENTS.  Whenever under any terms or provisions of this Lease
          --------
either party's consent or approval is required or requested or performance by either party of any act or other matter or thing is to be to the satisfaction of or acceptable to the other party, such consent or approval shall not be unreasonably withheld or delayed and such party shall not be unreasonable in withholding its satisfaction or acceptance, always excepting any instance where it is provided that such party may act arbitrarily or at its discretion and any instance in which specific standards for consent or approval are provided in this Lease.

     37.  TAX CONSEQUENCE OFFSET.  Pursuant to the Contribution Agreement and
          ----------------------
the terms of that certain Amended and Restated Limited Liability Company Agreement for 35 W. Wacker Venture L.L.C. (the "Venture Agreement"), dated of even date hereof, Landlord has agreed to comply with the Transfer Prohibition (as defined in the Venture Agreement) and to maintain a level of non-recourse debt against the Building and the Land sufficient to avoid any adverse tax consequences to Tenant throughout the Restrictive Period (as defined in the Venture Agreement). Pursuant to Section 25 of the Venture Agreement, Landlord has agreed to indemnify Tenant against (i) any violations of the Transfer Prohibition and (ii) Landlord's failure to comply with the aforementioned debt maintenance requirement. In order to secure Landlord's indemnity obligations under Section 25 of the Venture Agreement, Landlord and Tenant hereby acknowledge and agree that Tenant shall be permitted to offset against Rent accruing under this Lease if Landlord fails to make any payments in respect of amounts due under the indemnification provisions of Section 25 of the Venture Agreement, an amount equal to the indemnification payments to have been made under said Section 25. Such offset shall be made against Rent next becoming due under this Lease until the offset is fully exhausted. Notwithstanding the foregoing, such offset shall be limited to a maximum of $9,200,000.00.

     38.  FINANCIAL INFORMATION.  During each Calendar Year of the Term of this
          ---------------------
Lease, upon not less than thirty (30) nor more than sixty (60) days written notice from Landlord to Tenant, Landlord and Landlord's lender may review Tenant's audited financial statements for the then most recent Calendar Year (to the extent available) at the Premises and under Tenant's supervision (the "Financial Review"). Except as provided below, Landlord and Landlord's lender shall not perform a Financial Review more than once per Calendar Year (the "Annual Financial Review") during the Term hereof and Landlord and Landlord's lender shall not be entitled to copies of such audited financial statements or any supporting documentation. Each Annual Financial Review shall be subject to the Confidentiality Requirements set forth in Paragraph 33 herein. In addition to the Annual Financial Review, Landlord shall have a one time right to conduct a Financial Review, subject to the Confidentiality Requirements, under each of the following circumstances: (i) with the lead underwriter who is managing the underwriting of securities to be offered in connection with the transfer of the ownership interests in the Landlord or the Property to a real estate investment trust or partnership controlled by a real estate investment trust pursuant to the terms of the Venture Agreement; and (ii) following the expiration of the Restrictive Period, with the purchaser or a representative of the purchaser in connection with the sale of the Building after the Restrictive Period. If Landlord foregoes its Annual Financial Review for any Calendar Year, Landlord shall also have the one time right in that Calendar Year to conduct a Financial Review, subject to the Confidentiality Requirements, under either circumstance
(i) or circumstance (ii) above.

     IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

               LANDLORD:            35 W. WACKER VENTURE L.L.C.

                                    By:_________________________

                                    Name:_______________________

                                    Title:______________________


               TENANT:              LEO BURNETT COMPANY, INC., a
                                    Delaware corporation

                                    By:_________________________

                                    Name:_______________________

                                    Title:______________________

                                   EXHIBIT A

                      LEGAL DESCRIPTION OF REAL PROPERTY
                      ----------------------------------


     LOTS 1, 3 AND 4 IN THE LEO BURNETT RESUBDIVISION OF A TRACT OF LAND IN THE EAST HALF OF THE SOUTHEAST QUARTER OF SECTION 9, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT THEREOF RECORDED MARCH 15, 1990 AS DOCUMENT NUMBER 90117214, IN COOK COUNTY, ILLINOIS.









P.I.N.:  LOT 1  17-09-426-030
                LOT 3  17-09-426-032
                LOT 4  17-09-426-033

(Common Street Address 35 W. Wacker Drive, Chicago, Illinois)

                                   EXHIBIT B

                                    BR/RSF
                                      ||

 Lease Year    Effective       Lease      End Month   BR/RSF
 ----------    ---------    Anniversary   ---------   ------
                            -----------
--------------------------------------------------------------------------------
    1                            0           12     $14.55
--------------------------------------------------------------------------------
    2                            1           24     $14.91
--------------------------------------------------------------------------------
    3                            2           36     $15.29
--------------------------------------------------------------------------------
    4                            3           48     $15.67
--------------------------------------------------------------------------------
    5                            4           60     $16.06
--------------------------------------------------------------------------------
    6                            5           72     $16.46
--------------------------------------------------------------------------------
    7                            6           84     $16.87
--------------------------------------------------------------------------------
    8                            7           96     $17.30
--------------------------------------------------------------------------------
    9                            8          108     $17.73
--------------------------------------------------------------------------------
   10                            9          120     $18.17
--------------------------------------------------------------------------------
   11                           10          132     $18.63
--------------------------------------------------------------------------------
   12                           11          144     $19.09
--------------------------------------------------------------------------------
   13                           12          156     $19.57
--------------------------------------------------------------------------------
   14                           13          168     $20.06
--------------------------------------------------------------------------------
   15                           14          180     $20.56  End of Initial Term
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                      ||

                                   EXHIBIT C

                             35 WEST WACKER DRIVE
                               CHICAGO, ILLINOIS

                        BUILDING PERFORMANCE STANDARDS

                                   EXHIBIT D

                             35 WEST WACKER DRIVE
                               CHICAGO, ILLINOIS

                              JANITORIAL SERVICES


I.   NIGHTLY - Monday through Friday (Holidays Excluded)

     A. Dust mop, using a treated mop, all stone, ceramic tile, terrazzo and other types of unwaxed flooring.

     B. Dust mop, using a treated mop, all vinyl, asbestos, asphalt, rubber and similar types of flooring. This includes removal of gum and other similar substances using a scraping device.

     C.   Vacuum all carpeted areas.

     D.   Dust mop all private and public stairways and vacuum if carpeted.

     E. Hand dust and wipe clean with a chemically treated cloth all furniture, file cabinets, fixtures, window sills (do not disturb papers on desks).

     F.   Dust and sanitize, using a disinfectant solution, all telephones.

     G. Remove finger marks from all painted surfaces near light switches, entrance doors, etc.

     H.   Remove all gum and foreign matter on sight.

     I. Empty and clean all waste receptacles and remove waste paper and waste materials to a designated area.

     J. Damp dust interiors of all waste disposal receptacles and wash as necessary.

     K. Clean and sanitize, using a disinfectant solution, all water fountains and water coolers.

     L.   Spot mop floors for spillages, etc.

     M.   Empty and damp clean all ash trays and screen all sand urns.

     N.   Remove finger marks and dust doors of elevator hatchways.

     O. Clean all low ledges, shelves, bookcases, etc., that are in office spaces.

     P. Upon completion of work, all slop sinks are to be thoroughly cleaned and cleaning equipment and supplies stored neatly in locations designated by Building Manager's Office.

     Q. All cleaning operations shall be scheduled so that a minimum of lights are to be left on at all times. Upon completion of cleaning, all lights are to be turned off. All entrance doors are to be kept locked during the cleaning operation.

     R.   Sweep all steps, sidewalks and plazas.

     S.   Clean elevator cabs, including floors.

     T.   Sweep clean loading dock areas.

     U. In building lobby, dust and wipe clean mail chutes, mail depository door glass, metal door knobs, kick plates, and directional signs.

II.  WEEKLY

     A.   Hand dust all door louvers and other ventilating louvers within reach.

     B.   Dust all baseboards.

     C.   Wipe clean all bright work.

     D.   Dust all chair rails.

     E. Move and vacuum clean once a week underneath all furniture that can be moved.

     F. In high traffic resilient tile areas, damp mop if necessary and apply spray buffing solution in a fine mist and buff with a synthetic pad.

     G.   Damp mop all non-carpeted private and public stairways.

     H.   Wipe clean all interior building metals.

     I.   Clean building directory glass.

     J.   Wash all glass entrance doors and side panels inside and out.

     K.   Hose down loading dock areas.

     L.   Wash entrance lobby walls.

     M.   Sweep clean garage.

III. MONTHLY

     A. Dust entrance fixtures and other fittings in public corridors. Replace bulbs with contractor supplies.

     B. Shampoo common area and elevator carpeting. Thoroughly scrub resilient tile floors in all public areas.

     C. When possible, sweep and hose down exterior walks, trucking areas and shipping platforms.

     D.   Scrub down loading dock area.

     E. Dust all picture frames, charts and venetian blinds which are not reached in nightly cleaning.

IV.  QUARTERLY

     A. Dust all vertical surfaces such as walls, partitions, doors and other surfaces not reached in nightly cleaning.

     B.   Dust exterior of lighting fixtures.

     C.   Dust all air-conditioning louvers, grills, etc.

     D.   Wash all baseboards.

     E. Strip all resilient flooring using diluted stripping solution. Machine scrub floor using pad to remove all floor finish. Thoroughly rinse with clean water and apply two coats of floor finish.

     F.   Vacuum upholstered furniture.

V.   LAVATORIES

     A.   Nightly - Monday - Friday

          (1) Clean, sanitize using disinfectant solution and polish all vitreous fixtures including toilet bowls, urinals and wash basins.

          (2)  Clean and polish all chrome and stainless steel fittings.

          (3)  Clean and sanitize both sides of toilet seats.

          (4)  Clean and polish all glass and mirrors.

          (5) Empty all containers and disposals and insert new liners where required.

          (6) Wash and sanitize using a disinfectant solution, exteriors of all containers.

          (7) Empty all sanitary containers and sanitize interiors using a disinfectant solution.

          (8)  Dust horizontal surfaces of all partitions.

          (9)  Spot clean all partitions and remove all graffiti.

          (10) Spot clean all walls, doors, light switches, etc.

          (11) Refill all dispensers to normal limits including napkins, soap, tissue, towels, etc.

          (12) Wet mop and sanitize tile floors.

          (13) Vacuum entire carpeted areas.

          (14) Remove all rubbish.

          (15) Wet mop tile floors.

     B.   BI-WEEKLY

          (1)  Wash partitions.

     C.   MONTHLY

          (1)  Wash partitions.

     D.   QUARTERLY

          (1)  Dust all HVAC grills and louvers.

          (2)  Wash ceramic tile walls.

VI.  MISCELLANEOUS

     A. Cleaning of computer rooms and kitchens will be the sole responsibility of the tenant.

     B. Remove snow and ice from parking entrances, sidewalks and roadways servicing the property.

     C. Sidewalk, entrances including dock and grounds to be kept clean of paper, leaves and debris.

     D. Put out in lobby floor mats during inclement weather and clean floor mats as necessary.

     E.   Keep escalators, if any, in clean and polished condition.

     F.   Keep walls and ceiling clean.

                                   EXHIBIT E

                             35 WEST WACKER DRIVE
                               CHICAGO, ILLINOIS

                             RULES AND REGULATIONS

     RULES AND REGULATIONS. Tenant agrees to observe the rights reserved to Landlord in the Lease and agrees, for itself, its employees, agents, clients, costumers, invitees and guests, to comply with the following rules and regulations with such reasonable modifications thereof and additions thereto as Landlord may make, from time to time, for the Building.

     (a) Except as provided in the Lease, any sign, lettering, picture, notice, or advertisement installed within Tenant's Premises which is visible to the public from within the Building shall be installed at Tenant's cost and in such manner, character and style as Landlord may approve in writing such approval not to be unreasonably withheld.

     (b) Tenant may use the address of the Building as its business address for any reasonable business purpose.

     (c) Tenant, its customers, invitees, licensees, and guests shall not obstruct sidewalks, entrances, passages, courts, corridors, vestibules, halls, elevators and stairways in and about the Building. Tenant shall not place objects against glass partitions or doors or windows or adjacent to any open common space which would be unsightly from the Building corridors or from the exterior of the Building, and will promptly remove the same upon notice from Landlord.

     (d) Tenant shall not make excessive noises, cause disturbances, create excessive vibrations, odors or noxious fumes or use or operate any electrical or electronic devices or other devices that emit excessive sound waves or are dangerous to other tenants and occupants of the Building or that would materially interfere with the operation of any device or equipment or radio or television broadcasting or reception from or within the Building or elsewhere, and shall not place or install any projections, antennae, aerials or similar devices outside of the Premises except as provided in the Lease.

     (e) Tenant shall not make any room-to-room canvas to solicit business from other tenants in the Building, and shall not exhibit, sell or offer to sell, use, rent or exchange any item or services in or from the Premises unless ordinarily embraced within the Tenant's use of the Premises as specified in its value.

     (f) Tenant shall not waste electricity or water and agrees to cooperate fully with Landlord to assure the most effective operation of the Building's heating and air-conditioning and shall refrain from attempting to adjust any controls except for the thermostats within the Premises. Tenant shall keep public corridor doors closed.

     (g) Door keys for doors in the Premises will be furnished at the commencement of the Lease by Landlord. Tenant shall not affix additional locks on doors and shall purchase duplicate keys only from Landlord. When the Lease is terminated, Tenant shall return all keys to Landlord and will provide to Landlord the means of opening any safes, cabinets or vaults left in the Premises.

     (h) Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage. Tenant's responsibility includes keeping doors locked and other means of entry to the Premises closed and secured.

     (i) Peddlers, solicitors and beggars shall be reported to the office of the Building or as Landlord otherwise requests.

     (j) Tenant shall neither install nor operate machinery or any mechanical devices of a nature not directly related to Tenant's ordinary use of the Premises without the written permission of the Landlord, which permission shall not be unreasonably withheld.

     (k)  Tenant shall not:

          (1) Use the Premises for lodging or for any immoral or illegal purposes;

          (2) Use the Premises to engage in the manufacture or sale of any spirituous, fermented, intoxicating or alcoholic beverages;

          (3) Use the Premises to engage in the manufacture or sale of, or permit the use of, any illegal drugs on the Premises.

     (l) In no event shall any person bring into the Building inflammables such as gasoline, kerosene, naphtha and benzene, or explosives or firearms or any other article of intrinsically dangerous nature. If for any reason of the failure of Tenant to comply with the provisions of this paragraph, any insurance premium payable by Landlord for all or any part of the Building shall at any time be increased above normal insurance premiums for insurance not covering the items aforesaid, Landlord shall notify Tenant and following a reasonable cure period have the option to require Tenant to make payment for the whole of the increased insurance premium within thirty (30) days after notice to Tenant.

     (m) Tenant shall comply with all applicable federal, state and municipal laws, ordinances and regulations and building rules, and shall not directly or indirectly make any use of the Premises which may be prohibited thereby or which shall be dangerous to person or property or shall increase the cost of insurance or require additional insurance coverage.

     (n) If Tenant desires signal, communication, alarm or other utility or service connection installed or changed, the same shall be made at the expense of Tenant, with reasonable approval and under direction of Landlord.

     (o) Bicycles shall not be permitted in the Building in other than Landlord-designated locations.

     (p) Tenant shall cooperate and participate in all reasonable security programs affecting the Building.

     (q) Tenant, its customers, invitees, licensees, and guests shall not loiter, eat, drink, sit or lie in the lobby, plaza or other spaces in the Building or the adjacent property owned by the landlord which are open to the public.

     (r) Tenant shall not, and Tenant shall not permit or suffer anyone to allow any pets in the Premises.

     (s) Tenants shall not use any draperies or other window coverings instead of or in addition to the building standard window coverings designated and approved by Landlord for exclusive use throughout the Building.

     (t) Tenant, its customers, invitees, licensees, and guests shall not use the freight or passenger elevators of the Building except in accordance with the reasonable regulations for the use established by Landlord.

     (u) In the event Landlord allows one or more tenants in the Building to do any act prohibited herein, Landlord shall not be precluded from denying any other tenant the right to do any such act.

     (v) In the event of a conflict between the terms of these rules and regulations and the terms of the Lease, the terms of the Lease shall control.